Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

CARE INVESTMENT TRUST INC. (“Seller”)

And

NHI-BICKFORD RE, LLC (“Buyer”)

relating to the purchase and sale of 100% of the Membership Interests of

CARE YBE SUBSIDIARY LLC (“Company”)

1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”), dated as of June 24, 2013 (the “Effective Date”), among CARE INVESTMENT TRUST INC., a Maryland corporation (“Seller”), CARE YBE SUBSIDIARY LLC, a Delaware limited liability company (“Company”), and NHI-BICKFORD RE, LLC, a Delaware limited liability company (“Buyer”).
WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding membership interests (“Membership Interests”) of the Company; and
WHEREAS, Seller desires to sell the Membership Interests to Buyer, and Buyer desires to purchase the Membership Interests from Seller, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Company is the owner of the real properties (“Properties” or “Real Property”) described on Exhibit A attached hereto and made a part hereof and certain furniture, fixtures and equipment associated therewith (“FFE”), and the Properties (together with the FFE and the rental income derived from the “Leases” described on Exhibit B attached hereto and made a part hereof) are the only assets of the Company; and
WHEREAS, the Company is the borrower under certain loans (collectively, the “Fannie Loans”) evidenced by (a) a $74,589,000 Multi-Family Note dated June 26, 2008, and (b) a $7,638,400 Multi-Family Note dated September 30, 2008 (collectively, the “Fannie Notes”) which Fannie Notes shall remain an obligation of the Company following the Closing Date; provided however that consummation of the transactions described in this Agreement requires the consent of Fannie Mae (“Fannie”) to the Acquisition (defined below) and resulting change of ownership of the Company, and each party’s obligation to close the transactions described herein is expressly subject to the consent of Fannie prior to the Closing Date; and
WHEREAS, after completion of the transaction described herein, Buyer shall be the sole Member of the Company and shall own 100% of all Membership Interests in the Company.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLEI
DEFINITIONS
The Definitions applicable to this Agreement are set forth on Exhibit C attached hereto and made a part hereof.
ARTICLE II
PURCHASE AND SALE

2.1.    Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase from Seller, the Membership Interests, free and clear of all Liens. The purchase and sale of the Membership Interests is referred to in this Agreement as the “Acquisition”.
2.2.    Seller Documents, Fannie Consent.
(a)    Prior to Closing, Seller agrees to make available to Buyer all relevant documents, books, records, agreements, and information relating to the Company and/or the Properties that are in Seller’s possession or control and are reasonably requested by Buyer for inspection, audit and review, including, without limitation, the “Seller Documents” described on Schedule 2.2 hereof.
(b)    In accordance with and pursuant to the requirements of the documents evidencing, governing and securing the Fannie Loans (the “Fannie Loan Documents”), Buyer intends to seek the consent of Fannie to the Acquisition with the Fannie Loans remaining in place. Buyer shall have until September 30, 2013 (the “Fannie Consent Period”) to obtain and deliver to Seller evidence that Fannie has consented to the Acquisition at Closing with the Fannie Loan Documents remaining in effect under the terms and conditions of this Agreement and the Fannie Loan Documents (the “Fannie Consent”). The Fannie Consent will be evidenced by an Assumption and Release Agreement in form mutually agreed to by Fannie, Buyer and Seller with respect to each of the Fannie Loans (collectively, the “Loan Assumption Agreements”), which Loan Assumption Agreements must include a release, from and after Closing, of all existing guarantors from any obligations and liabilities under any and all non-recourse carveout guaranties, environmental guaranties or other guaranties of any kind whatsoever executed by such existing guarantors in favor of Fannie (“Releases”). Prior to the Effective Date, Buyer has submitted formal applications to Fannie for the Fannie Consent (including the Releases). From and after the Effective Date, Buyer shall exercise commercially reasonable and diligent efforts to obtain such consents and to negotiate and agree upon the form of the Loan Assumption Agreements, and Seller agrees to cooperate with Buyer with respect to Buyer’s efforts to obtain the Fannie Consent and to negotiate and agree upon the form of the Loan Assumption Agreements (including the Releases), but Seller shall not be obligated to spend money or incur any new liability or retain any existing liability in order to facilitate Buyer’s efforts to obtain the Fannie Consent or the Loan Assumption Agreements (including the Releases). Buyer shall keep Seller reasonably advised as to the status of Buyer’s efforts to obtain the Fannie Consent. Without limiting the foregoing, Buyer shall notify Seller on or before June 20, 2013 if Buyer does not reasonably expect to obtain the Fannie Consent prior to June 30, 2013. If, after the exercise of commercially reasonable and diligent efforts, Buyer fails to obtain the Fannie Consent and/or if Buyer, Seller and Fannie fail to agree upon and execute the Loan Assumption Agreements within the Fannie Consent Period, then Buyer or Seller shall each be entitled to terminate this Agreement by giving notice of termination to the other party at any time prior to the date the Fannie Consent is obtained, whereupon the Deposit (as hereinafter defined) shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder, except for those rights and obligations that are specifically identified as surviving the termination of this Agreement. Buyer shall be responsible for all costs associated with obtaining the Fannie Consent and the Loan Assumption Agreements (including the Releases), including, but not limited to, any consent fee imposed by Fannie and Fannie’s attorneys’ fees.
2.3.    Closing Date. The closing of the Acquisition (the “Closing”) shall take place by mail or in person at such location as may be mutually agreed upon by Buyer and Seller, at 10:00 a.m. on the later to occur of (i) June 30, 2013, or (ii) five (5) business days following the date Buyer, Seller and Fannie indicate that they have agreed upon the form of the Loan Assumption Agreements and are ready and willing to execute the same upon the satisfaction of all other conditions to Closing set forth in Article VIII, unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date”.
2.4.    Consideration. The Purchase Price shall be $122,750,000.00, subject to allocations, credits and adjustments described herein. The Purchase Price shall be paid as follows:
(a)    Buyer shall receive a credit for the total outstanding balance of all principal and accrued interest with respect to the Fannie Loans.
(b)    If any Tenant shall have paid to the Company the rent due under such Tenant’s Lease for the month in which the Closing occurs, then Buyer shall receive a credit at Closing equal to the portion of such rent that is allocable to the period from and after the Closing Date. If any Tenant shall not have paid to the Company the rent due under such Tenant’s Lease for the month in which the Closing occurs, then the Purchase Price shall be increased by an amount equal to the portion of such rent that is allocable to the period preceding the Closing Date.
(c)    Buyer shall pay the balance of the Purchase Price by in cash by wire transfer.
(d)    Buyer has previously delivered to First American Title Insurance Company, as escrow agent (“Escrow Agent”), an earnest money deposit in the amount of $613,750.00 (“Deposit”) in connection with the March 14, 2013 letter of intent. Seller agrees to instruct Escrow Agent to return the Deposit to Buyer at Closing, unless Buyer elects to apply the same to the Purchase Price (in which event Buyer shall instruct Escrow Agent to deliver the Deposit to Seller at Closing). The parties have executed the April 2, 2013 escrow letter agreement (“Escrow Agreement”) which is incorporated herein by reference.
(e)    In the event the Company or Seller holds any security deposits or escrow funds of the Tenant Parties pursuant to the terms of the Leases and such funds are held by the Company or Seller in an account that is a part of the Excluded Assets, then Seller shall transfer, or shall cause the Company to transfer, the balance of such security deposits or escrow funds to an account designated by Buyer at Closing. The foregoing provisions shall not apply to any security deposits or escrow funds held by Fannie or any servicer or agent with respect to the Fannie Loans.
ARTICLE III
REPRESENTATIONS AND WARRANTIES PERTAINING TO THE COMPANY

The Company and Seller, jointly and severally, represent and warrant to Buyer as follows:
3.1.    Organization of the Company; Authorization and Enforceability.
(c)    The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. The Company is qualified to do business, and is in good standing, in each jurisdiction in which it is required by Law to be so qualified. The Company possesses the full limited liability company power and authority to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party. The Company possesses the full limited liability company power and authority: (i) to own, hold and use its Assets in the manner in which such Assets are currently owned, held and used by the Company and in the manner in which the Company proposes to own, hold and use such Assets, and (ii) to conduct the Company Activities as such business is currently being conducted and as the Company proposes to conduct such Company Activities. The Company does not engage in any businesses other than the Company Activities.
(d)    The Company does not have any Subsidiaries and does not own any securities of any corporation or any other interest in any Person. There is no other Person that may be deemed to be a predecessor of the Company.
(e)    Schedule 3.1(c) sets forth, for the Company: (i) its exact legal name; (ii) its business form, jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its members, managers and officers, indicating all current title(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since such Company’s date of formation; and (ix) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation.
(f)    Accurate and complete copies of the Company’s Organizational Documents, each as amended to date, have been delivered to Buyer.
3.2.    Authority; Non-Contravention.
(a)    The Company has the limited liability company right, power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each document to be executed at or prior to Closing in connection with this Agreement (“Ancillary Agreement(s)”) to which it is a party, and the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby by the Company have been duly authorized by all necessary action on the part of the Company. Assuming due authorization, execution and delivery by Buyer, this Agreement and each Ancillary Agreement to which the Company is a party constitute the legal, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
(b)    Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements to which the Company is a party nor the consummation or performance of any of the transactions contemplated hereby or thereby by the Company and Seller will, , directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with or result in a violation of (A) any of the Organizational Documents of the Company, or (B) any resolution adopted by the members, board or any committees thereof of Company; (ii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Judgment to which the Company is subject, or to Seller’s Knowledge, any Law to which the Company is subject; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Authorization that is held by the Company; (iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of, any Contract to which the Company is a party or by which it is bound; or (v) based on actions or inaction of Seller or its Affiliates, result in the imposition or creation of any Lien upon or with respect to any Asset owned or used by the Company, except in each such case where such contravention, conflict, violation, breach, default or Lien would not reasonably be expected to have a material adverse effect upon the Company or the Company Activities or impair the ability of the Company to perform its obligations under this Agreement; provided, however, that notwithstanding the foregoing, Seller makes no representations or warranties as to the effect of the execution, delivery and performance of this Agreement or the Ancillary Agreements to which it is a party and/or the consummation or performance of the transactions contemplated hereby or thereby by the Company and Seller upon (i) any Authorizations held by the Tenants, Subtenants, Managers or any of their respective Affiliates (collectively, the “Tenant Parties”) or by the Company with respect to the Properties, (ii) the operations conducted by Tenant Parties at or within the Properties, or (iii) any Contracts to which the Tenant Parties are a party.
(c)    Except with respect to the approval of Fannie as required by the Acquisition and the resulting change of control of the Company and except with respect to any filings that Seller may be required to make with the Securities and Exchange Commission, neither Seller nor the Company is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party or the consummation or performance of any of the transactions contemplated hereby or thereby, except in each such case where the failure to make any such filing, give any such notice or obtain any such Consent would not reasonably be expected to have a material adverse effect upon the Company or the Company Activities or impair materially the ability of the Company to perform its obligations under this Agreement; provided, however, that notwithstanding the foregoing, Seller makes no representations or warranties as to whether any such filing, notice or Consent may be required in connection with (i) any Authorizations held by the Tenant Parties or by the Company with respect to the Properties, (ii) the operations conducted by Tenant Parties at or within the Properties, or (iii) any Contracts to which the Tenant Parties are a party.

3.3.    Membership Interests. The Membership Interests are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. All of the Membership Interests were issued in compliance with all applicable Laws. There are no outstanding options, warrants or other rights of any kind to acquire any additional membership interests of the Company or securities convertible into or exercisable or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional membership interests of the Company, nor is the Company committed to issue any such option, warrant, right or security. There are no restrictions on the transfer of the Membership Interests of the Company except as may be imposed by the Fannie Loan Documents and/or applicable federal and state securities laws. The Company does not have, directly or indirectly, any equity interest in or control of any other corporation, joint venture, partnership, limited liability company or other entity.
3.4.    Fannie Loans. The Company is currently the “Borrower” under the Fannie Loans, and Company and Seller make the following representations and warranties in connection therewith:
(a)    Fannie is the lender to whom Company makes payments.
(b)    There exists no default under the terms of the Notes and the Fannie Loans that has been caused by any act or omission of Seller or the Company; provided, however, that Seller makes no representations or warranties as to whether any act or omission of the Tenant Parties may have caused a default under the Fannie Loans or whether a default has occurred under the provisions of the Fannie Loan Documents relating to the condition and maintenance of the Properties. The Company has not received any written notice from Fannie claiming that a default has occurred under the Fannie Loan Documents
(c)    The current aggregate principal balance of the Notes as of May 31, 2013 is $78,890,774.70. There are no delinquent interest amounts, penalties, expenses or any similar charges as of such date with respect to the Fannie Loans.
(d)    The Fannie Loans are not cross-collateralized or cross-defaulted with any other debt owed by Seller (or its Affiliates) with Fannie; provided, however, that the Fannie Loans may be cross-collateralized and/or cross-defaulted with each other.
(e)    Based solely upon recent statements received by the Company from Fannie or its servicer, Schedule 3.4 sets forth true and accurate balances as of May 31, 2013 with respect to any escrow, deposits and accounts held by Fannie with respect to the Fannie Loan for taxes, insurance, replacement reserves, and other funds as per the Fannie Loan Documents.
3.5.    Excluded Assets. Schedule 3.5 contains a true, complete and accurate list of all of the Company’s “Excluded Assets” that shall be returned or distributed to Seller at or prior to Closing and the Company shall no longer own such Excluded Assets (e.g., bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes).
3.6.    No Undisclosed Liabilities. To Seller’s Knowledge, the Company has no significant liabilities, debts, obligations or commitments of any nature whatsoever, absolute or contingent, accrued or unaccrued, secured or unsecured, matured or unmatured or otherwise (“Liabilities”), except for the obligations of the Company under the Fannie Loan Documents, the Leases and the Permitted Encumbrances (the “Assumed Liabilities”). For purposes of this Agreement, “Excluded Liabilities” shall mean any Liability incurred in or related to the operation of the business of the Company or the Company Activities prior to the Closing Date other than (i) the Assumed Liabilities, (ii) Liabilities incurred in connection with, or by virtue of, the operations conducted by Tenant Parties at or within the Properties, (iii) Liabilities incurred by virtue of the Company’s ownership of the Properties, and (iv) any Contracts to which the Tenant Parties are a party. Prior to the Closing Date, all Excluded Liabilities, if any, shall be conveyed to Seller and the Company shall no longer have any obligation with respect to any such Excluded Liability following the acquisition of the Membership Interests by the Buyer.
3.7.    Rents and Receivables. The Company has no rents, income or receivables other than the rents contractually owed under the Leases.
3.8.    Taxes. Except as otherwise set forth on Schedule 3.8:
(a)    The Company has at all times during its existence been treated as a disregarded entity for federal income Tax purposes.
(b)    All Tax Returns required to have been filed by the Company have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects the Company’s liability for Taxes and all other information required to be reported thereon. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). The Company has adequately provided for in its books of account and related records, and has set aside sufficient cash reserves to cover, liabilities for all current Taxes not yet due and payable.
(c)    There is no action or audit currently proposed, threatened or pending against, or with respect to, the Company in respect of any Taxes. The Company is not the beneficiary of any extension of time within which to file any Tax Return, and the Company has not made any requests for such extensions. No claim has ever been made in writing by a Taxing Authority in a jurisdiction in which the Company did not file Tax Returns that the Company was required to file Tax Returns in such jurisdiction. There are no Liens with respect to Taxes on any of the Membership Interests of the Company or its Assets.
(d)    The Company has withheld and timely paid all Taxes required to have been withheld and paid by the Company and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.
(e)    There is no dispute or claim by a Taxing Authority concerning any liability for Taxes of the Company for which notice has been provided, or which is asserted or threatened, or which is otherwise known to the Company. Schedule 3.8(e) (i) lists all state and local income Tax Returns filed by the Company for taxable periods ended on or after the year ended 2010, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit. The Company has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency. The Company has not received any ruling from or entered into any closing agreement with any Taxing Authority that would be binding on Buyer.
(f)    Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
3.9.    Compliance with Law.
(a)    To Seller’s Knowledge, the Company and has complied with, and is not in violation of, any applicable Law to which the Company or the Company’s Activities is or has been subject, except where the failure to comply with any Law would not reasonably be expected to have a material adverse effect upon the Company or the Company Activities or impair materially the ability of the Company to perform its obligations under this Agreement; provided, however, that notwithstanding the foregoing, Seller makes no representations or warranties as to whether any act or omission of the Tenant Parties may have caused a violation of Law with respect to the Properties or the operation thereof.
(b)    Neither the Company nor any of its Affiliates has received notice regarding any violation of, conflict with, or failure to comply with, any Law with respect to the Properties.
3.10.    Authorizations.
(a)    The Company owns, holds or lawfully uses in the operation of its business all Authorizations that are necessary for it to conduct its business and the Company Activities as currently conducted or as proposed to be conducted. To Seller’s Knowledge, such Authorizations are valid and in full force and effect and none of such Authorizations has been withdrawn, revoked, suspended, cancelled, subject to integrity review, or other regulatory action, nor is any such withdrawal revocation, suspension, cancellation, integrity review, or other action pending threatened in writing. Notwithstanding the foregoing, Seller makes no such representations or warranties as to any Authorizations that are necessary or useful in order for the Tenant Parties to operate their businesses within or at the Properties.
(b)    To Seller’s Knowledge, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice or both) would reasonably be expected to result in a violation of, conflict with, failure on the part of the Company to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization held by the Company; provided, however, that Seller makes no such representations or warranties as to any Authorizations held by the Tenant Parties in connection with the operation of their businesses within or at the Properties.
(c)     None of the Company and its Affiliates has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization as it relates to the Company Activities. To Seller’s Knowledge, neither the Company nor any Affiliate thereof is in default, and neither the Company nor any such Affiliate has received notice of any claim of default, with respect to any Authorization held by the Company; provided, however, that Seller makes no such representations or warranties as to whether any default exists with respect to any Authorizations held by the Tenant Parties in connection with the operation of their businesses within or at the Properties.
(d)    No Person other than the Company owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization the Company owns or uses in the operation of its business or the Company Activities as currently conducted or as proposed to be conducted; provided, however, that the Tenant Parties may own or have an interest in Authorizations that are necessary or useful in connection with the operation of their businesses within or at the Properties.
3.11.    Assets.
(a)    The Company owns no Assets other than its interest in the Properties, the FFE and the Leases.
(b)    Seller and its Affiliates (other than the Company) do not have any interest in the Company’s Assets (other than the indirect interest in the Company’s Assets held by the Seller and certain of its Affiliates by virtue of Seller’s ownership of the Membership Interests).
3.12.    Real Property.
(a)    The Properties described on Exhibit A constitute all of the real property owned by the Company. The Company owns fee simple to the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.
(b)    The Properties are leased to the “Tenants” as described in the “Leases” described on Exhibit B attached hereto and made a part hereof.
(c)    Other than the Leases, the Permitted Encumbrances and the Fannie Loan Documents, the Company has not entered into any leases, subleases, licenses, concessions, rights of first refusal, right of first offer to purchase, or other agreements, written or oral, granting to any party the right of use or occupancy of any portion of the Real Property. Other than the Company or as described in the Leases, the Permitted Encumbrances and the Fannie Loan Documents, the Company is not aware of any parties in possession, entitled to assert or that have asserted any right to possession of any portion of the Real Property. Seller has made available to Buyer a correct and complete copy of each Lease, together with all amendments, modifications, and extensions thereof.
(d)    The Company has not received notice from any Governmental Entity having the power of eminent domain over the Real Property that such Governmental Entity has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. The Company has not received notice from any Governmental Entity of any pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property. Neither the Company nor any of its Affiliates has received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property. The Company has not received notice from any Governmental Entity or third party alleging that the Real Property or its present uses and operations of the Real Property fail to comply with any Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters. Neither the Seller nor the Company nor its Affiliates have received any written notice or other written communication from any Governmental Entity that remains uncured regarding any actual, alleged, possible or potential violation of, or failure to comply with any Law affecting the Real Property or the use or operation thereof.
(e)    Neither the Seller nor the Company has received any written notice of any pending or threatened plans to modify or realign any adjacent street or highway or any eminent domain proceeding that would result in the taking of any portion of any such property or that would adversely affect the current use, enjoyment or value of any such property.
(f)    Neither Seller nor the Company has received any written notice of any pending or threatened public improvements which will result in special assessments or taxes against the Real Property.
(g)    The Company has not entered into any outstanding agreements, options, rights of first offer or refusal, or other present, conditional or contingent rights in favor of any Person to acquire all or any portion of the Real Property.
3.13.    [INTENTIONALLY DELETED].
3.14.    Absence of Certain Changes or Events Since the Balance Sheet Date. There has not been any material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Company; provided, however, that Seller makes no representation or warranty as to whether there has occurred any material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Tenant Parties or the Properties.
3.15.    Material Contracts. The Company is not a party to any Material Contract other than (i) the Fannie Loan Documents, (ii) the Permitted Encumbrances (to the extent the Company is a party thereto), (iii) the Leases and any ancillary documents related thereto, and (iv) any Contract listed on Schedule 3.15. Neither the Company nor, to the Knowledge of Seller, any other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract; provided, however, that Seller makes no representations or warranties as to whether any act or omission of the Tenant Parties may have caused a default under any Material Contract or whether a default has occurred under the provisions of any Material Contract relating to the condition and maintenance of the Properties. The Company has not given or received notice to or from any Person relating to any such alleged or potential default under a Material Contract that has not been cured.
3.16.    Notice of Liens. Seller has not pledged, mortgaged, sold, conveyed, assigned or liened the Membership Interests, and the Company has not received any notice from Seller or any third party creditor that the Seller’s Membership Interests has been pledged, mortgaged, sold, conveyed, assigned or liened, or that a charging order has been issued against the Seller’s Membership Interests.
3.17.    Regulatory Matters.
(a)    No Governmental Entity has notified Seller, the Company or any Affiliate, and Seller, the Company and their Affiliates have no Knowledge that the conduct of the Company Activities was or is in violation of any applicable Law or the subject of any investigation.
(b)    Neither Seller, the Company, its Affiliates, nor any of its or their officers, directors or employees has intentionally and knowingly made an untrue statement of a material fact to any Governmental Entity with respect to the Company or the Company’s Activities (whether in any submission to such Governmental Entity or otherwise), or failed to disclose a material fact required to be disclosed by the Company to any Governmental Entity with respect to the Company or the Company Activities. Neither Seller, the Company, its Affiliates nor any employee has received nor is aware of any basis for the issuance of any notice to such effect.
3.18.    Litigation.
(a)    There is no known Proceeding (i) pending or threatened against or affecting the Company, or to the Company’s Knowledge, the Properties or the Assets, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or agreement, contract or circumstances exist that may give rise or serve as a basis for any such Proceeding. There is no Proceeding against any current or former officer, member, manager or employee of the Company or its Affiliates with respect to which the Company has or is reasonably likely to have an indemnification obligation.
(b)    There is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Properties or Assets. To Seller’s Knowledge, there is no Order to which the Company or any of its Properties or Assets are subject.
3.19.    Employee Benefits. The Company is not a party nor has or may in the future have any liability, for the benefit of any present or former members, managers, employees, contractors or consultants of the Company (collectively, “Company Benefit Plans”). The Company does not have any intent or commitment to create, modify or terminate any Company Benefit Plan.
3.20.    Labor and Employment Matters. The Company has never had any employees.
3.21.    Environmental.
(a)    Neither Seller nor the Company has received notice of any pending or threatened Environmental Actions against the Company.
(b)    The Company has not entered into any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws.

(c)    The Company has not expressly assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws.
3.22.    INTENTIONALLY DELETED.
3.23.    Books and Records. At the Closing, all of the books and records of the Company will be in the possession of the Company. At the Closing, Seller will deliver, or cause to be delivered, to Buyer or its designee all of the minute books of the Company.
3.24.    Absence of Certain Business Practices. Neither Seller, the Company, its Affiliates nor any officer, director, employee, agent or other representative of the Company or any Person acting on their behalf have, in connection with the Company Activities, made, directly or indirectly, any bribes, kickbacks, or political contributions to obtain or retain business either within the United States or abroad, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained; provided, however, that Seller makes no such representations or warranties as to whether any Tenant Parties have taken any such actions in connection with the operation of their businesses within or at the Properties.
3.25.    Certain Business Relationships With Affiliates. No Affiliate of the Company or Seller (a) has any claim or cause of action against any of the Company, (b) owes any money to the Company or (c) is a party to any Contract with the Company that will remain in effect after the Closing.
3.26.    Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.
3.27.    Completeness of Disclosure. No representation or warranty made by Seller, the Company or any officer of the Company in this Agreement or any certificate delivered to Buyer pursuant hereto (a) Knowingly contains any untrue statement of any fact; or (b) intentionally omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in substantial respect.
3.28.    Business Purpose. The Company has no business activity or purpose, and has never had any business activity or purpose, other than the ownership and leasing of the Properties shown on Exhibit A and Exhibit B.
3.29.    No Representation or Warranty by Seller; As-Is Sale. Buyer acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Seller Documents (including without limitation all surveys, environmental reports, zoning reports, engineering reports or other similar reports prepared by third parties) or the source(s) thereof. Buyer further acknowledges that some if not all of the Seller Documents were prepared by third parties other than Seller. Except as expressly set forth in this Agreement, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Seller Documents, or in any other written or oral communications transmitted or made available to Buyer. Except with respect to those matters that are the subject of the representations of Seller contained herein, (i) Buyer shall rely solely upon its own investigation with respect to the Company and the Properties, including, without limitation, the Properties’ physical, environmental or economic condition, compliance or lack of compliance with any Authorization or Law or any other attribute or matter relating thereto and (ii) Buyer is accepting the Membership Interests and the Properties “as-is, where-is, with all faults.” Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Seller Documents and is providing the Seller Documents solely as an accommodation to Buyer. Buyer acknowledges and agrees that, except for any matters that are the subject of the representations, covenants or obligations of Seller contained in this Agreement or in the Seller’s Closing Documents, Buyer is not relying on (and Seller and each of its Affiliates do hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Seller or its Affiliates. The provisions of this Section 3.29 shall survive the termination of this Agreement and shall survive the Closing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES PERTAINING TO THE SELLER
Seller represents and warrants to Buyer as follows:
4.1.    Enforceability; Authority. Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies. Upon the execution and delivery of each other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller Closing Documents”), and assuming due authorization, execution and delivery by Buyer of each of the Seller Closing Documents to which Buyer is a party , each of the Seller Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (y) the availability of injunctive relief and other equitable remedies. Seller has the right, power, authority and legal capacity to execute and deliver this Agreement and the Seller Closing Documents and to perform its obligations under this Agreement and the Seller Closing Documents.
4.2.    Conflict. Neither the execution, delivery and performance of this Agreement or the Seller Closing Documents nor the consummation or performance of the transactions contemplated hereby or thereby by Seller will, directly or indirectly (with or without notice or lapse of time): (a) breach or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Order to which Seller may be subject or, to Seller’s Knowledge, any Law to which Seller may be subject; (b) based on actions or inaction of Seller or its Affiliates, result in the imposition or creation of any Lien upon or with respect to the Membership Interests of Seller; (c) contravene, conflict with or result in a violation or breach of any Contract of Seller in a manner that would adversely affect the consummation of the transactions contemplated hereby, the ability of Buyer to acquire the Membership Interests free and clear of all Liens, or the ability of Buyer to receive the benefit of its bargain hereunder; or (d) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity or other Person the right to revoke, withdraw, suspend, cancel, terminate or modify, any Authorization that is held by such Seller that otherwise relates to the Membership Interests, except in each such case where such contravention, conflict, violation, breach, default or Lien would not reasonably be expected to have a material adverse effect upon the Company or the Company Activities or impair materially the ability of Seller to perform its obligations under this Agreement; provided, however, that notwithstanding the foregoing, Seller makes no representations or warranties as to the effect of the execution, delivery and performance of this Agreement or the Ancillary Agreements to which it is a party and/or the consummation or performance of the transactions contemplated hereby or thereby by the Seller upon (i) any Authorizations held by the Tenant Parties or by the Company with respect to the Properties, (ii) the operations conducted by Tenant Parties at or within the Properties, or (iii) any Contracts to which the Tenant Parties are a party.
4.3.    Consents. Except for the Fannie Consent and such other notices and Consents as have been given or obtained prior to the date hereof, Seller is not required to give any notice to or obtain any Consent from any Person in connection with Seller’s execution and delivery of this Agreement or any of the Seller Closing Documents, the consummation of the contemplated transactions or the performance of such Seller’s obligations under this Agreement and the Seller Closing Documents, except where the failure to give any such notice or obtain any such Consent would not reasonably be expected to have a material adverse effect upon the Company or the Company Activities or impair materially the ability of Seller to perform its obligations under this Agreement; provided, however, that notwithstanding the foregoing, Seller makes no representations or warranties as to whether any such notice or Consent may be required in connection with (a) any Authorizations held by the Tenant Parties or by the Company with respect to the Properties, (b) the operations conducted by Tenant Parties at or within the Properties, or (c) any Contracts to which the Tenant Parties are a party.
4.4.    Legal Proceedings. There are no pending or to Seller’s Knowledge threatened Proceedings by or against Seller (a) that relate to or may affect any of the Membership Interests of Seller; or (b) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the contemplated transactions, and there are no known facts or circumstances that could form the basis for the successful institution and prosecution of any such Proceeding.
4.5.    Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.
4.6.    Ownership of Membership Interests. Seller has good and marketable title to the Membership Interests owned by Seller, free and clear of all Liens. Seller has not pledged, assigned, conveyed, mortgaged, or granted a security interest or lien in, the Membership Interests to any third party. Seller owns 100% of the Membership Interests. Seller owns and has always owned 100% of the outstanding equity of the Company, and the Company has never had any other owner of any membership interests, equity interests, rights of first refusal, options or warrants to purchase units or any similar type of equity ownership in the Company. The Membership Interests to be conveyed to Buyer constitute all of the membership interests and other interests in the Company (owned by Seller or otherwise). Seller has not granted a currently effective power of attorney or proxy to any Person with respect to all or any part of the Membership Interests owned by Seller. Except for this Agreement, Seller is not a party to or bound by any agreement, undertaking or commitment to sell, transfer, assign, exchange, purchase or otherwise acquire any membership interests of the Company. Upon transfer of the Membership Interests to the Buyer, the Buyer will receive valid title to the Membership Interests, free and clear of any Liens (other than any Liens that attach as a result of the Buyer’s ownership thereof).
4.7.    Completeness of Disclosure. No representation or warranty made by Seller in this Agreement or any certificate delivered to Buyer pursuant hereto (a) Knowingly contains any untrue statement of any fact; or (b) intentionally omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any respect.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
5.1.    Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite limited liability company power to own, lease and operate its properties and to carry on its business as now being conducted.
5.2.    Authority and Enforceability. Buyer has the requisite power and authority to enter into this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.
5.3.    No Conflicts; Authorizations.
(a)    The execution and delivery of this Agreement by Buyer does not, and the consummation of the Acquisition by Buyer will not, (i) violate the provisions of any of the Organizational Documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) to the knowledge of Buyer, violate any Law of any Governmental Entity applicable to Buyer on the date hereof, or (iv) to the knowledge of Buyer, result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected to impair materially the ability of Buyer to perform its obligations under this Agreement or consummate the Acquisition.
(b)    No Authorization or Order of, registration, declaration or filing with, or notices to any Governmental Entity is required by Buyer in connection with the execution and delivery of this Agreement and the consummation of the Acquisition, except for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make, which would not reasonably be expected to impair materially the ability of Buyer to perform its obligations under this Agreement or consummate the Acquisition.
5.4.    Availability of Funds. Assuming approval of the continuation of the Fannie Loan with the Company following the Closing, Buyer has cash available or has existing borrowing facilities that together are sufficient to enable it to consummate the Acquisition.
5.5.    Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.
ARTICLE VI
COVENANTS OF SELLER
6.1.    Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except with the prior written consent of Buyer, Seller shall cause the Company to:
(f)    maintain its limited liability company existence, pay its debts and Taxes when due, pay or perform other obligations when due, and carry on its business in the usual, regular and ordinary course in a manner consistent with past practice;
(g)    maintain its books and records in accordance with past practice;
(h)    promptly notify Buyer of any event or occurrence of which Seller or the Company becomes aware that is not in the ordinary course of business;
6.2.    Negative Covenants. Except as expressly provided in this Agreement or with the prior written consent of the Buyer, Company will not (and Seller and its Affiliates will not, with respect to the Company), without the prior written consent of Buyer:
(c)    adopt or propose any amendment to the Organizational Documents of the Company;
(d)    issue or authorize for issuance any ownership interests or other security, or make any change in any issued and outstanding ownership interests or other security, or redeem, purchase or otherwise acquire, directly or indirectly, any ownership interests, equity interest or other security;
(e)    (i) modify or increase the compensation (including bonus opportunities) or benefits payable or to become payable by the Company to any of its current or former directors,

employees, contractors or consultants, (ii) grant any severance or termination pay, or (iii) enter into any employment, consulting, severance or termination agreement or arrangement with any of its current or former directors, key employees, contractors or consultants;
(f)    establish, adopt or enter into any Company Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Company;
(g)    sell, lease, transfer or assign any Property or Asset of the Company;
(h)    assume, incur or guarantee any Indebtedness, or modify the terms of any existing Indebtedness (except as contemplated by Section 2.2);
(i)    mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any Property or Asset of the Company;
(j)    make any loans, advances or capital contributions to, or investments in, any Person;
(k)    cancel any debts or waive any claims or rights of substantial value;
(l)    (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract, (ii) enter into any Contract which, if in effect on the date hereof, would have been required to be a Material Contract, or (iii) otherwise take any action or engage in any transaction that is material to the Company;
(m)    make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;
(n)    be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or (ii) any purchase or sale of all or any substantial portion of the Assets or ownership interests or other securities of the Company or any of the Properties;
(o)    make any changes in its accounting methods, principles or practices;
(p)    make any material election relating to Taxes (except such that are consistent with past practice), take any action that would cause the Company to no longer be treated as a disregarded entity for federal income tax purposes, or settle or compromise any material Liabilities for Taxes;
(q)    make any change in material Tax accounting or reporting methods, except as may have been required as a result of a change of Law;
(r)    take any action or omit to do any act which action or omission will cause it to breach any obligation contained in this Agreement or cause any representation or warranty of Seller or the Company not to be true and correct as of the Closing Date;
(s)    take any actions outside the ordinary course of business; or

(t)    agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.
6.3.    Access to Information. Seller shall, and shall cause the Company to, afford to Buyer’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of the Real Property, properties, Assets, records, Contracts and other documents related to the Company and shall permit them to consult with the officers, employees, accountants, counsel and agents for the purpose of making such investigation of the Company as Buyer shall desire to make. Seller shall furnish to Buyer all such documents and copies of documents and records and information with respect to the Company and copies of any working papers relating thereto as Buyer may request, all to the extent the foregoing items are within the possession or control of Seller or the Company. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence, investigations and examinations of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface soils, provided that (i) Buyer must give Seller and Manager reasonable prior telephone or written notice of any and all inspections or tests, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent will not be unreasonably withheld or conditioned), and (ii) Buyer shall not interfere with the operations of the Tenant Parties. Buyer shall bear the cost of all inspections or tests and shall indemnify and hold Seller and the Company harmless from and against all claims, damages, injuries, accidents, losses and expenses relating to the activities of Buyer and its Representatives pursuant to this Section 6.3.
6.4.    Intercompany Arrangements; Indebtedness; Release of Liens.
(a)    Prior to the Closing, Seller shall, in consultation with Buyer, settle all accounts that are unpaid as of the Closing Date between the Company, on the one hand, and Seller or any Affiliate of the Company or Seller, on the other.
(b)    Prior to the Closing, except for obligations of the Company with respect to the Leases, the Permitted Encumbrances and the Fannie Loans, Seller shall extinguish (i) all Indebtedness of the Company, and (ii) all guarantees by the Company of any Indebtedness of Seller or any Affiliate of the Company or Seller.
(c)    Prior to the Closing, Seller shall have caused to be released all Liens in and upon any of the Membership Interests.
(d)    Neither Seller nor the Company shall be subject to any intercompany agreements (including service and referral agreements and any other Contracts) or any contracts with related entities, on the Closing Date, and all such agreements and contracts shall be terminated, evidenced in a manner satisfactory to the Buyer.
6.5.    Confidentiality. From and after the Closing, Seller will, and will cause its Affiliates, to hold, and will use its reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is in the public domain through no act of Seller taken after the Closing or (b) is lawfully acquired by Seller after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; provided, however, that Seller and its Affiliates shall be entitled to disclose such information to the extent reasonably necessary to enforce Seller’s rights under this Agreement or perform its obligations under this Agreement, the Seller’s Closing Documents or under applicable Law or to perform any other legal, contractual or fiduciary obligation of Seller. If Seller or any of their Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required to be disclosed; provided that Seller shall exercise their reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
6.6.    [INTENTIONALLY DELETED].
6.7.    Notification of Certain Matters. Seller and the Company shall give prompt notice to Buyer of (a) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations, prospects or results of operations of the Company, or that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (b) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in the failure of any condition precedent to Buyer’s obligations, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Acquisition, (d) any notice or other communication from any Governmental Entity in connection with the Acquisition, or (e) any Proceedings commenced relating to the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.18; provided, however, that (i) the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to Buyer or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (ii) disclosure by Seller shall not be deemed to amend or supplement any Schedule or constitute an exception to any representation or warranty.
6.8.    [INTENTIONALLY DELETED].
6.9.    Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, Seller agrees that it will not, and it will cause the Company and its and their respective directors, officers, employees, Affiliates and other agents and Representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any ownership interests of, the Company (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. Seller shall notify Buyer immediately if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, Seller or the Company or any of their respective directors, officers, employees and Affiliates or, to its knowledge, any other Agent. Seller and the Company shall, and shall cause their respective Representatives to, immediately cease and terminate any discussion, negotiation or other activity with any third party heretofore conducted by Seller, the Company, any of their respective Affiliates and any Agent of the foregoing with respect to any Proposal.
6.10.    Release. Notwithstanding anything contained in this Agreement, the Ancillary Agreements or any other document or agreement contemplated hereby and thereby to the contrary, Seller, on behalf of Seller and their respective successors and assigns and Affiliates, as of the Closing, hereby releases and forever discharges the Company for and from any Losses that Seller ever had, now has, or hereafter can, shall or may have against the Company, upon or by reason of any matter, cause or thing whatsoever from the beginning of time through the Closing Date.
ARTICLE VII
COVENANTS OF BUYER AND SELLER
7.1.    Regulatory Approvals. Buyer shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by Buyer and/or the Tenant Parties for the consummation of the Acquisition and the transactions contemplated by this Agreement. Seller shall cooperate with and promptly furnish information (to the extent such information is within the possession or control of Seller) to Buyer necessary in connection with any requirements imposed upon Buyer and/or the Tenant Parties in connection with the consummation of the Acquisition. Buyer shall be responsible for all filing and other similar fees payable in connection with such filings, and for any local counsel fees.
(u)    Buyer and Seller shall use their commercially reasonable efforts to obtain promptly any clearance required under any applicable Laws for the consummation of this Agreement and the transactions contemplated hereby. Buyer and Seller shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from any other Governmental Entities and shall comply promptly with any such inquiry or request. Notwithstanding the foregoing, (i) Buyer shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any Order regarding antitrust matters respecting the transactions contemplated by this Agreement and (ii) Buyer and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement; provided that that each of Buyer and Seller shall both promptly respond to any Governmental Entity to any request for additional information.
(v)    Buyer and Seller shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under applicable Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity.
7.2.    Public Announcements. Buyer and Seller shall each be permitted to issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement; provided that Buyer and Seller shall consult with each other before issuing, and give each other a reasonable time to comment on such release or announcement in advance of such issuance. Both Buyer and Seller may make internal announcements regarding the Acquisition to their respective employees.
7.3.    Tax Matters.
(e)    Allocation of Taxes Between Buyer and Seller; Preparation of Tax Returns.
(i)    The Seller shall bear the burden of Taxes arising out of the operations of the Company or the ownership of the Assets with respect to transactions or periods (or portions thereof) ending on or prior to the Closing Date, and Buyer shall bear the burden of Taxes arising out of the operations of the Company or the ownership of the Assets with respect to transactions or periods (or portions thereof) beginning after the Closing Date. Neither the Company nor the Buyer shall bear the burden of any Taxes arising out of the operations of Seller’s Affiliates (other than the Company).
(ii)    Except as provided in (iii) below, in the case of Taxes of the Company for a taxable period of the Company that includes, but does not end on, the Closing Date, the allocation of such Taxes between the Buyer and Seller shall be made on the basis of an interim closing of the books as of the end of the Closing Date.
(iii)    In the case of any Taxes of the Company that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date (e.g., ad valorem property taxes), the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period.

(iv)    All Tax Returns of the Company for taxable periods that include the Closing Date shall be prepared in accordance with the Company’s past practices unless otherwise required by Law.
(f)    Cooperation in Filing Tax Returns. Buyer and Seller shall, and shall each cause its subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return of the Company, or in any audit, litigation or other proceeding with respect to Taxes of the Company.
(g)    Carryovers, Refunds, and Related Matters.
(i)    Any refund of Taxes (including any interest thereon) that relates to the Company and that is attributable to a period after the Closing Date shall be the property of the Company, as applicable, and shall be retained by the Company (or promptly paid by Seller to the Company if any such refund (or interest thereon) is received by Seller or any of their respective Affiliates).
(ii)    If (A) after the Closing Date, the Company receives a refund of any Tax that is attributable to a period ending on or before the Closing Date, (B) the Tax was paid by (1) Seller on or after the Closing Date or (2) Seller or the Company prior to the Closing Date, then the Buyer or the Company, as the case may be, promptly shall pay or cause to be paid to Seller the amount of such refund together with any interest thereon, but net of any Taxes imposed on the Company with respect to the receipt of such refund.
(iii)    In applying Section 7.3(c)(i) and Section 7.3(c)(ii), any refund of Taxes (including any interest thereon) for a taxable period that includes but does not end on the Closing Date shall be allocated between the period ending on or before the Closing Date and the period ending after the Closing Date in accordance with Section 7.3(a).
(h)    Tax Treatment of the Buy-Sell of the Membership Interests. For federal income and applicable state income Tax purposes, Seller will be treated as selling the Assets of the Company and Buyer will be treated as buying the Assets of the Company.
7.4.    Casualty. From the date hereof until the Closing Date, in the event that there is any damage to or loss of any of the Properties (whether by fire, theft, vandalism or other cause or casualty) that entitles the Tenant of such Property to terminate its Lease with respect to such Property pursuant to the terms of such Lease, Buyer, at its sole option, may elect to terminate this Agreement in its entirety. Notwithstanding, if Buyer does not elect to terminate this Agreement (or does not have the option to terminate this Agreement) following such damage or loss, any insurance proceeds with respect to the damage or loss shall be used and applied as required by the terms of the applicable Lease and the Fannie Loan Documents and may not be expended for any other purpose prior to Closing.
7.5.    Condemnation. From the date hereof until the Closing Date, in the event that there is any condemnation of any of the Properties, the Purchase Price shall be reduced by the amount of such condemnation proceeds received by the Company prior to the Closing Date (but not including any amounts belonging to the Tenants pursuant to the terms of the Leases) but the reduction shall be offset by any amounts received by Buyer for such condemnation; provided, however, in the event of any pending, threatened or contemplated condemnation or eminent domain proceeding which Buyer reasonably determines to have a material adverse impact on the business of the Company, Buyer at its sole option, may elect to terminate this Agreement in its entirety.
7.6.    Title Work and Surveys; Title Policies; Environmental Inspections.
(e)    Title Work. Seller furnished to Buyer certain existing title work (the “Existing Title Work”) on or before the execution of this Agreement. No material Liens have been placed on the Properties by the Company since the date of the most recent Existing Title Work with respect to each Property. Following execution of this Agreement, Buyer may obtain, at Buyer’s option and at Buyer’s expense, commitments from the title insurance company issuing the Existing Title Work (the “Title Company”) to issue (i) updates to the Existing Title Work or (ii) new policies of owner’s title insurance for any Properties (or portion thereof) as to which there is no Existing Title Work, together with legible copies of all exceptions to title referenced therein (the “New Title Work”). Buyer shall furnish Seller with copies of any material documents resulting from the New Title Work promptly following receipt of same.
(f)    Surveys. Seller furnished to Buyer certain existing Surveys (the “Existing Surveys”) on or before the execution of this Agreement. Following execution of this Agreement, Buyer may obtain, at Buyer’s option and at Buyer’s expense, (i) updates to the Existing Surveys or (ii) current, as-built surveys for those Properties (or portions thereof) as to which there are no Existing Surveys (the “New Surveys”). The New Surveys shall contain the surveyor’s ALTA/ACSM certification to Buyer, Seller, the Company and the Title Company. Buyer shall furnish Seller with copies of any New Surveys promptly following receipt of such surveys.
(g)    [INTENTIONALLY DELETED]
(h)    Title Policy. At the Closing, Buyer may obtain, at Buyer’s option and at Buyer’s expense, a current ALTA Form Owner’s Policy of Title Insurance (the “Title Policy”) for the Real Property issued by the Title Company. Buyer shall pay all premiums, costs and expenses of the Title Policy.
(i)    Environmental Inspections. Seller has provided Buyer with certain existing environmental reports (the “Existing Environmental Reports”) on or before the execution of this Agreement. Following the execution of this Agreement (the “Environmental Inspection Period”), Buyer and Buyer’s agents, representatives and contractors shall have the right to enter upon the Real Property for the purpose of conducting such tests, assessments, evaluations and investigations as Buyer may determine in its sole discretion, in order to evaluate and determine the current environmental condition of the Real Property, including without limitation, at Buyer’s cost and expense, Phase I or Phase II environmental assessments of any Real Property and updates of any existing Phase I or Phase II assessments in order to bring them current under AAI standards for CERCLA (the “New Environmental Reports”), all at Buyer’s cost and expense; provided, however, that any such tests or inspections shall be conducted in accordance with the provisions of Section 6.3 above.

7.7.    Rule 3-05 or Rule 3-14 Audit. Seller acknowledges that under either Rule 3-05 or Rule 3-14 of Regulation S-X, Buyer is required to provide certain information in connection with reports Buyer is required to file with the Securities and Exchange Commission. Accordingly, Seller agrees to (a) allow Buyer and Buyer’s representatives, at Buyer’s sole cost and expense, to perform an audit of the Company’s operations of and at the Properties to the extent required under either Rule 3-05 or Rule 3-14 of Regulation S-X (hereinafter a “Rule 3-05 or 3-14 Audit”), (b) make available to Buyer and Buyer’s representatives for inspection and audit at the Company’s offices the Company’s books and records relating solely to the Company’s operations that are reasonably requested by Buyer for any full or partial years reasonably necessary to complete the Rule 3-05 or 3-14 Audit, and (c) sign the management representation letter to be provided by the Buyer’s independent auditors. In connection with the foregoing, Buyer shall give Seller no less than three (3) Business Days’ prior written notice of Buyer’s plans to inspect and audit such books and records. Notwithstanding the foregoing, neither the Company nor Seller shall be required to (a) prepare or compile any materials, (b) incur any third party costs or expenses in connection with the Rule 3-05 or 3-14 Audit, (c) provide any books, records or materials that could reasonably be expected to be books, records or materials in the possession or control of the Tenant Parties, (d) provide any books, records or materials that are not within the possession or control of the Company or Seller, or (d) make any representations or warranties with respect to such information beyond a customary management representation letter signed by the Company reasonably requested by any accounting firm engaged by the Buyer to deliver its auditors report with respect to the Rule 3-05 or Rule 3-14 Audit. Buyer acknowledges and agrees that the foregoing accounting and financial materials to be provided by the Company does not include any information or materials related to the period prior to the acquisition of the Properties by the Company and is to be limited solely to information regarding the Properties after they were placed into operation by the Company. Seller acknowledges that the Rule 3-05 or Rule 3-14 Audit may require Buyer to perform a Rule 3-05 or 3-14 Audit both after the Effective Date and after the Closing and Seller agrees that Seller’s obligations under this Section 7.7 shall survive the Closing for a period of one year following the Closing Date. Any Rule 3-05 or 3-14 Audit shall be completed as soon as reasonably possible and Buyer and Buyer’s representatives shall use commercially reasonable best efforts not to interfere with Seller’s or the Company’s ability to conduct its business. Upon written request by Seller, copies of all Rule 3-05 or 3-14 Audits shall be promptly provided to Seller at no cost to Seller.
7.8.    Further Assurances. Subject to the terms of this Agreement, each of Buyer and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Acquisition.
ARTICLE VIII
CONDITIONS TO CLOSING
8.1.    Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Acquisition are subject to there being no temporary restraining order, preliminary or permanent injunction or other Law or Order in effect preventing the consummation of the Acquisition. No Law shall have been enacted or shall be deemed applicable to the Acquisition which makes the consummation of the Acquisition illegal.

8.2.    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Acquisition is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:
(i)    Each representation and warranty of the Company and the Seller contained in this Agreement (i) shall have been true and correct in all respects (in the case of representations and warranties qualified by materiality) or in all material respects (in the case of representations and warranties not qualified by materiality) as of the date of this Agreement and (ii) shall be true and correct in all respects (in the case of representations and warranties qualified by materiality) or in all material respects (as in the case of representations and warranties not qualified by materiality) as of the Closing Date with the same force and effect as if made on the Closing Date, in each case except for those representations and warranties which address matters only as of an earlier date (which representations shall have been true and correct in all respects (in the case of representations and warranties qualified by materiality) or in all material respects (as in the case of representations and warranties not qualified by materiality) as of such particular date) and Buyer shall have received a certificate dated the Closing Date signed on behalf of Seller to such effect.
(j)    Seller and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied by Seller and/or the Company or its Affiliates at or prior to the Closing Date. Buyer shall have received a certificate dated the Closing Date signed on behalf of Seller and the Company to such effect.
(k)    [INTENTIONALLY DELETED]
(l)    [INTENTIONALLY DELETED]
(m)    There shall have been no material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Company.
(n)    No Proceeding shall be pending or threatened before any court or other Governmental Entity (i) seeking to prevent consummation of any of the transactions contemplated by this Agreement, (ii) seeking to impose any material limitation on the right of Buyer to own the Membership Interests and to control the Company or (iii) seeking to restrain or prohibit Buyer’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the Properties, business or assets of the Company, or compel Buyer or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, or of Buyer or its Affiliates. No such Order shall be in effect.
(o)    Buyer shall have received a written opinion from legal counsel to Seller, addressed to Buyer, dated as of the Closing Date, in the form attached hereto as Exhibit D.
(p)    (i) All statutory and regulatory consents and approvals which are required under the Laws shall have been obtained; and (ii) all consents and approvals of third parties to the Contracts set forth on Schedule 8.2(h) shall have been obtained shall be in full force and effect and shall not be subject to any condition that has not been satisfied.

(q)    Seller shall have delivered to Buyer evidence, satisfactory to Buyer and in recordable form, of the release of all Liens (if any) with respect to the property and assets of the Company (other than the Permitted Encumbrances and the Liens securing the Fannie Loans).
(r)    Seller shall have delivered to Buyer a properly executed and acknowledged certificate of non-foreign status as described in Treas. Reg. Section 1.11445-2(b)(2).
(s)    Seller shall have delivered to Buyer duly signed withdrawals of the Member(s) and resignations, effective as of the Closing, of all managers of the Company as managers (and, if requested by Buyer prior to Closing, of officers of their positions as officers).
(t)    Full execution and delivery of all closing and conveyance documents including, without limitation, the following:
(1)    Assignment of Membership Interest
(2)    Termination of Option Agreement dated Jun 10, 2011 between Seller, EBY Realty Group, L.L.C., Great Plains Assisted Living, L.L.C., and Bickford Senior Living Group, L.L.C.
(3)    Termination of Pledge Agreement dated June 26, 2008, as amended and the release of all liens and UCCs in connection therewith.
(4)    Certificates of good standing of the Company from the state of Company’s organization as well as from each state where it is qualified to do business.
(u)    The Fannie Consent (including the Releases) shall have been obtained and the same shall be in form reasonably satisfactory to Seller and the Loan Assumption Agreements shall be fully executed and delivered by all parties thereto.
8.3.    Conditions to Obligation of Seller. The obligation of Seller to consummate the Acquisition is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following further conditions:
(g)    Each representation and warranty of Buyer contained in this Agreement (i) shall have been true and correct in all respects (in the case of representations and warranties qualified by materiality) or in all material respects (in the case of representations and warranties not qualified by materiality) as of the date of this Agreement and (ii) shall be true and correct in all respects (in the case of representations and warranties qualified by materiality) or in all material respects (in the case of representations and warranties not qualified by materiality) as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of an earlier date (which representations shall have been true and correct in all respects (in the case of representations and warranties qualified by materiality) or in all material respects (in the case of representations and warranties not qualified by materiality) as of such particular date) and Seller shall have received a certificate dated the Closing Date signed on behalf of Buyer to such effect.

(h)    Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.
(i)    No Proceeding shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation. No such Order shall be in effect.
(j)    The Fannie Consent (including the Releases) shall have been obtained and the same shall be in form reasonably satisfactory to Seller and the Loan Assumption Agreements shall be fully executed and delivered by all parties thereto.
(k)    Delivery by Buyer of the balance of the Purchase Price in accordance with the provisions of Section 2.4(b) above.
ARTICLE IX
TERMINATION
9.1.    Termination.
(v)    This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:
(i)    by mutual written consent of Buyer and Seller;
(ii)    by Buyer or Seller if:
(A)    the Closing does not occur on or before September 30, 2013, provided that the right to terminate this Agreement under this Section 9.1(a)(ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B)    a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order or other action is final and non-appealable;

(iii)    by Buyer if:
(A)    any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by

Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or

(B)    there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement, or any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied.

(iv)    by Seller if:
(A)    any condition to the obligations of Seller hereunder becomes incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller; or

(B)    there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied.

(w)    The party desiring to terminate this Agreement pursuant to Section 9.1(a)(ii), (a)(iii) or (a)(iv) shall give written notice of such termination to the other party hereto.
9.2.    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become null and void and, other than in the case of fraud or willful misrepresentation, there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors, managers, stockholders, members or Affiliates, except as set forth in Section 9.3; provided that the provisions of Section 6.5 (Confidentiality), Section 7.2 (Public Announcements) and Section 9.3 (Remedies) and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
9.3.    Remedies. Any party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1. Upon any termination of this Agreement other than a termination pursuant to Section 9.1(a)(iv)(B), the Buyer and Seller shall direct the Escrow Agent to return the Deposit to Buyer within three (3) Business Days of such termination. Upon any termination of this Agreement pursuant to Section 9.1(a)(iii)(B), Seller shall reimburse Buyer for all actual out of pocket costs for third party reports, reasonable legal fees and other reasonable and customary due diligence and transaction costs incurred by Buyer or its Affiliates in connection with this transaction.
ARTICLE X
INDEMNIFICATION
10.1.    Survival.
(l)    All representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing for a period of one (1) year.
(m)    The covenants and agreements which by their terms do not contemplate performance after the Closing Date shall not survive the Closing. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing according to the terms of such covenant (or if no specific term is stated, for the period of one (1) year).
(n)    The obligation to pay or otherwise satisfy any Excluded Liability or the obligation to pay Taxes allocable to the party in question pursuant to Section 7.3(a) shall survive indefinitely.
(o)    The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim for indemnification under Section 10.2 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.
10.2.    Indemnification by Seller and the Company.
(c)    Seller (and, prior to the Closing, the Company) shall indemnify and defend Buyer and its Affiliates (including, following the Closing, the Company) and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 10.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(v)    the failure of any representation and warranty or other statement by Seller or the Company contained in this Agreement or any Ancillary Agreement executed by Seller or the Company in connection with the transactions contemplated by this Agreement, to be true and correct in all respects as of the date of this Agreement or as of the Closing Date;
(vi)    any breach of any covenant or agreement of Seller or the Company contained in this Agreement or any Ancillary Agreement executed by Seller or the Company in connection with the transactions contemplated by this Agreement; or
(vii)    any fees, expenses or other payments incurred or owed by Seller or the Company to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement;
(viii)     any failure to pay or otherwise satisfy any Excluded Liability;
provided that this Section 10.2 shall not apply with respect to any Loss relating to Taxes to the extent that indemnification payments for such Loss have been made pursuant to Section 10.7. Any and all Losses hereunder shall bear interest from the date incurred until paid at the rate of 8% per annum.
10.3.    Indemnification Procedures for Third Party Claims.
(j)    In the event that Buyer (“Indemnitee” for purposes of this Section) receives notice of the assertion of any claim or the commencement of any Proceeding by a third party in respect of which indemnity may be sought under the provisions of this Article X (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing (“Notice of Claim”) of such Third Party Claim. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.
(k)    Subject to the further provisions of this Section 10.3, the Indemnitor will have ten (10) days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”); provided, however, that if the Indemnitor assumes the Third Party Defense in accordance with the foregoing, Indemnitor shall nonetheless have the right to discontinue such Third Party Defense if Indemnitor later in good faith determines that such Third Party Claim is not within the scope of its indemnity obligation hereunder and provides Indemnitee with written notice of such determination and a reasonably detailed explanation setting forth the basis of its conclusion. Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless the applicable

Third Party Claim is properly within the scope of Indemnitor’s indemnity obligation under Sections 10.1 and 10.2 above and (a) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, (c) the Indemnitor shall have improperly discontinued its Third Party Defense pursuant to the foregoing provisions, or (d) the employment of such counsel at Indemnitor’s cost has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.
(l)    The Indemnitor will not be entitled to assume the Third Party Defense if:
(i)    the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;
(ii)    the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;
(iii)    the Third Party Claim relates to or arises in connection with any Environmental Action or actions with respect to intellectual property;
(iv)    under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;
(v)    the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects;
(vi)    the Indemnitor has failed or is failing to vigorously prosecute or defend such Third Party Claim; or
(vii)    the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement.
(m)    If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond or other security satisfactory to the Indemnitee, in its sole but reasonable discretion, to obtain the prompt release of such Lien, attachment, garnishment or execution.
(n)    If the Indemnitor assumes a Third Party Defense and unless and until Indemnitor elects to discontinue such Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim to the extent such Third Party Claim is properly within the scope of the Indemnitor’s indemnity obligations under this Article X. The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (a) any violation of Law by the Indemnitees (or any Affiliate thereof), (b) any violation of the rights of any Person and (c) no effect on any other Proceeding or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. The Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed) and agreed to indemnify Indemnitee therefor. If the Indemnitor is not reasonably conducting the Third Party Defense in good faith and Indemnitee gives notice of such failure to Indemnitor and the same continues for beyond a reasonable period of time for Indemnitor to cure such behavior, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement to the extent the applicable Third Party Claim is properly within the scope of Indemnitor’s indemnity obligations under this Article X.
(o)    In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 10.3, (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 10.3, or (iii) the Indemnitor assumes such Third Party Defense but later elects to discontinue such Third Party Defense, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor (in the event such Third Party Defense is properly within the scope of Indemnitor’s indemnity obligations under this Article X). In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding Section 11.6 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article X with respect to such Proceeding or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.
(p)    Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.
10.4.    Indemnification Procedures for Non-Third Party Claims. In the event of a claim for which the Indemnitees are entitled to indemnification pursuant to the provisions of this Article X that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have thirty (30) days from receipt of such Notice of Claim to provide written notice to Indemnitee that it disputes the claim. If Indemnitor does not dispute the claim and if the amount of the Losses is known and not disputed, the amount of such Losses will be immediately due and payable from Indemnitor to Indemnitee.
10.5.    [INTENTIONALLY DELETED].
10.6.    No Contribution. Seller acknowledges and agrees that, upon and following the Closing, the Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make Seller whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder. Seller shall have no right of contribution against the Company or any of its Affiliates with respect to any such indemnification or other claim.
10.7.    Tax Indemnification. From and after the Closing Date, Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless each Tax Indemnitee against, and reimburse such Tax Indemnitee for any Taxes that are an obligation of Seller pursuant to Section 7.3(a).
10.8.    Procedures Relating to Indemnification of Tax Claims.
(a)    If any Taxing Authority or other Person asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice of such Tax Claim to the other party hereto; provided that the failure of Buyer to give such prompt notice to Seller of any such Tax Claim shall not relieve Seller of any of its obligations under this Section 10.8 unless Seller is prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person.

(b)    Seller shall have the right to defend or prosecute, at its sole cost, expense and risk, only those Tax Claims with respect to Taxes for which it is responsible as set forth in Section 10.7. In order to defend or prosecute any such Tax Claim, Seller shall notify Buyer that it elects to defend or prosecute such Tax Claim (“Election Notice”) within thirty (30) days after (i) the date on which Seller received notice of any such Tax Claim from Buyer (with respect to Tax Claims as to which Buyer first received notice from a Taxing Authority or any other Person), or (ii) the date on which Seller delivered to Buyer notice of any such Tax Claim (with respect to Tax Claims as to which Seller first received notice from a Taxing Authority or any other Person). With respect to any Tax Clam as to which Seller has provided an Election Notice to Buyer, Seller shall defend or prosecute such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by Seller to a Final Determination; provided that Seller shall not, without the prior written consent of Buyer, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to any Tax Indemnitee. Seller shall inform Buyer of all material developments and events relating to such Tax Claim (including providing to Buyer copies of all written materials relating to such Tax Claim), and Buyer or its authorized representatives shall be entitled, at the expense of Buyer, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Claim.
(c)    If, with respect to any Tax Claim, Seller fails to deliver an Election Notice to Buyer within the period provided in Section 10.8(b) or fails diligently to defend or prosecute such Tax Claim to a Final Determination, then Buyer shall at any time thereafter have the right (but not the obligation) to defend or prosecute such Tax Claim, and the reasonable costs of such defense or prosecution shall become a part of the Tax Claim.
10.9.    Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to Purchase Price.
10.10.    Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article X are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.
ARTICLE XI
MISCELLANEOUS
11.1.    Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

NHI-Bickford RE, LLC
13795 S. Murlen Road, Suite 301
Olathe, Kansas 66062
Attn: Brian Heinrichs
Facsimile: (913) 782-4851

And

NHI-Bickford RE, LLC
Attn: John M. Brittingham
Harwell Howard Hyne Gabbert & Manner, P.C.
333 Commerce Street, Suite 1500
Nashville, Tennessee 37201
Facsimile: (615) 251-1059

With a required copy to:

Jay T. Shadwick
11040 Oakmont
Overland Park, Kansas 66210
Facsimile: (913) 498-3538

If to Seller, to:

Care Investment Trust Inc.
780 Third Avenue, 21st Floor
New York, New York 10017
Attn: Torey Riso, Jr.
Facsimile: (212) 446-1409

With a required copy to:

Bass, Berry & Sims PLC
The Tower at Peabody Place
100 Peabody Place, Suite 900
Memphis, TN 38103
Attn: John A. Good
Facsimile: (888) 543-4644

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain); provided, however, that any notice sent by facsimile shall also be sent contemporaneously by private courier. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
11.2.    Amendments and Waivers.
(q)    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(r)    No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(s)    To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
11.3.    Expenses. Seller and Buyer shall bear their own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated.
11.4.    Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, Buyer may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, any of its rights or obligations hereunder, but no such transfer or assignment will relieve Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
11.5.    Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Kansas, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Kansas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Kansas.
11.6.    Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) Kansas, and (b) the United States District Court for Kansas for the purposes of any Proceeding arising out of this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Proceeding in Kansas with respect to any matters to which it has submitted to jurisdiction in this Section 11.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby in Kansas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
11.7.    Counterparts. This Agreement may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.
11.8.    Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article X hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.
11.9.    Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.
11.10.    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
11.11.    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.12.    Specific Performance. Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
11.13.    Interpretation.
(d)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(e)    The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(f)    When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(g)    The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.
(h)    A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.
(i)    Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
(j)    The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
(k)    All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
CARE INVESTMENTS TRUST INC.

By: /s/ Torey Riso
Name: Salvatore (“Torey”) V. Riso, Jr.
Title: President and Chief Executive Officer

Witness:

NHI-BICKFORD RE, LLC

By: NHI PROPCO, LLC, its managing member

By: /s/ J. Justin Hutchens
Name: J. Justin Hutchens
Title: President

Witness: ______________________

CARE YBE SUBSIDIARY LLC

By: /s/ Torey Riso
Name: Salvatore (“Torey”) V. Riso, Jr.
Title: President and Chief Executive Officer

Witness: _______________________

Exhibit A
Properties

Facility Name: Ames Bickford Cottage
Land situated in Story County, Iowa, described as follows:
Lot 4, Somerset Subdivision, First Addition to the City of Ames, Story County, Iowa, according to the plat thereof recorded in Microfilm No. 97-10678 in the Story County Recorder’s Office.

Facility Name: Bourbonnais Bickford House

Land in Kankakee County, Illinois, described as follows:
Lots 1 and lA in Almar Park — Revised, being a Subdivision of part of the Southwest Fractional Quarter of Section 18, and part of Original Lots 7 & 8 of Bela T. Clark’s Subdivision of the Mesheketeno Reservation, Township 31 North, Range 12 East of the Third Principal Meridian, in Kankakee County, Illinois, according to plat thereof recorded July 2, 2001 as Document Number 2001-12748.

Facility Name: Burlington Bickford Cottage
Lot 5 in West Avenue Business Park, a subdivision in the City of Burlington, Des Moines County, Iowa, according to the plat thereof recorded in Book 271, Page 1 as Document No. 97¬003450 in Des Moines County, Iowa.

Facility Name: Crawfordsville Bickford Cottage
Part of the West Half of the Southwest Quarter of Section 34, Township 19 North, Range 4 West, in North Union Township, Montgomery County, Indiana, more particularly described as follows:
Commencing at a PK nail in the approximate center line of State Road No. 32 marking the accepted northwest corner of said Southwest Quarter, 2656.36 feet South 89 degrees 48 minutes 03 seconds East (previous survey bearing/basis of bearings) of an iron pin marking the accepted northwest corner of the Southeast Quarter of Section 33, Township and Range aforesaid, and thence South 89 degrees 45 minutes 55 seconds East, along the accepted north line of said

Southwest Quarter of Section 34 and the approximate center line of said State Road for a distance of 162.50 feet to a PK Nail and the POINT OF BEGINNING of this description; thence leaving said north line and approximate center line and running South 00 degrees 09 minutes 10 seconds West, parallel with the west line of said Southwest Quarter, for a distance of 272.00 feet to a 5/8 inch x 24 inch capped rebar stamped D. Deckard P.L.S. SO No. 273 (hereinafter referred to as Deckard rebar); thence North 89 degrees 45 minutes 55 seconds West for a distance of 138.61 feet to a Deckard rebar; thence South 00 degrees 09 minutes 10 seconds West for a distance of 300.00 feet to a Deckard rebar; thence South 89 degrees 45 minutes 55 seconds East for a distance of 350.00 feet to a Deckard rebar; thence North 00 degrees 09 minutes 10 seconds East for a distance of 300.00 feet to a Deckard rebar; thence North 89 degrees 45 minutes 55 seconds West for a distance of 161.39 feet to a Deckard rebar; thence North 00 degrees 09 minutes 10 seconds East for a distance of 272.00 feet to a PK Nail on the accepted north line of said Southwest Quarter and in the approximate center line of State Road 32; thence North 89 degrees 45 minutes 55 seconds West along said north line and approximate center line for distance of 50.00 feet to the Place of Beginning.

Facility Name: Ft. Dodge Bickford Cottage
Lot 46 of Orchard Glenn Plat 1 to the City of Fort Dodge, Iowa, in Webster County Iowa, filed for record January 3, 1995, in Miscellaneous Record Book 62, Page 427, and also filed for record October 16, 1996, in Miscellaneous Record Book 63, Page 609.

Facility Name: Lincoln Bickford Cottage
Lot 79, of Irregular Tracts, located in the Northwest of Section 17, Township 9 North, Range 7 East of the 6th P.M., Lancaster County, Nebraska, described as follows:
Beginning at the Northwest corner of Section 17, said point being monumented with a stamped L.C.S.M. cap over a 1” iron pipe inside a survey monument well for corner; thence with an assumed bearing of North 88°22’25” East, with the North line of the said NW 1/4, a distance of 1,326.55 feet to a rebar inside a monument well for corner, said point being the N 1/16 of the said NW ‘A, said point also being located on the Northerly extension of the East line of “Abbott Estates”; thence South 01°30’02” East, with a line common to the East line of the W 1/2, of the said NW ‘A, and the Northerly extension of the East line of “Abbott Estates” and also with the East line of “Abbott Estates” a distance of 45.00 feet to a rebar for corner, said point also being located on the South right of way line of “Old Cheney Road”, said point also being the True Point of Beginning; thence North 88°22’25” East with the South right of way line of “Old Cheney Road”, said line being located 45.00 feet Southerly from and parallel with the North line of the said NW 1/4, a distance of 324.78 feet to a rebar for corner, said point also being located on the Northerly extension of the West line of “Barjona Heights”; thence S 01°29’21” East, with the Northerly extension of the West line of “Barjona Heights” and also with the West line of “Barjona Heights” a distance of 356.98 feet to a 1” pipe for corner, said point also being located on the North line of “Barjona Heights”; thence South 88°25’56” West, with the North line of “Barjona Heights” a distance of 324.71 feet to a 1” pipe for corner, said point also being located on the East line of “Abbott Estates”; thence North 01°30’02” West, with the East line of “Abbott Estates” a distance of 356.65 feet to the True Point of Beginning.

Facility Name: Marshalltown Bickford Cottage

Land in Marshall County, Iowa, described as follows:
Lot 2 of the Northwest Quarter of the Northeast Quarter of Section 11, Township 83 North, Range 18 West of the Fifth Principal Meridian, Marshall County, Iowa.

Facility Name: Moline Bickford Cottage

That part of the Southeast Quarter of Section 10, Township 17 North, Range 1 West of the Fourth Principal Meridian, described as follows:
Beginning at the Southwest corner of Outlot B in the Southeast Hills Addition to the City of Moline, Illinois; thence South 17° 59’ East along the easterly line of 41st Street in said City of Moline, 273.66 feet; thence southeasterly along said easterly line on the arc of a circle, curving to the right, with a radius of 2919.93 feet to a point that bears South 14° 09’ East, 386.6 feet; thence North 43° 29’ East 98 feet; thence North 23° 13’ East, 232.3 feet; thence North 2° 41’ East, 100.4 feet; thence North 12° 55’ East 241.26 feet to the south line of said Southeast Hills Addition; thence North 87° 49’ West along said south line 397.01 feet to the place of beginning, situated in Rock Island County, Illinois.
Excepting therefrom that part conveyed to the City of Moline by Deed of Dedication dated December 12, 1996, filed for record May 6, 1998, as Document No. 98-12397, described as follows:
Beginning at the Northwest corner of Lot 2 of Barr Vavrus Addition to the City of Moline, Illinois; thence South 12° 55’ 00” West along the westerly line of said Lot 2 for a distance of 37.00 feet; thence North 77° 05’ 00” West for a distance of 25.00 feet; thence North 12° 55’ 00”

East and parallel to the westerly line of said Lot 2 for a distance of 32.26 feet to a point on the south line of Lot 63 of Southeast Hills Addition to the City of Moline, Illinois; thence South 87° 49’ 00” East along the south lines of Lots 63 and 64 of said Southeast Hills Addition for a distance of 25.44 feet to the point of beginning, all in Rock Island County, Illinois.
Now more particularly described as follows:
Beginning at the Southwest corner of Lot 3 of C.W. Dye’s 211d Addition to the City of Moline, Illinois (formerly being the Southwest corner of Outlot B in Southeast Hills Addition);
Thence South 87° 49’ 00” East 372.67 feet along the southerly line of said Lot 3 of C.W. Dye’s 2nd Addition to the City of Moline, Rock Island County, Illinois, and the southerly line of Lot 63 of Southeast Hills Addition;
Thence South 12° 53’ 34” West 32.26 feet parallel to the westerly line of Lot 2 of Barr-Vavrus Addition;
Thence South 77° 06’ 26” East 25.00 feet to a point on the west line of Lot 2;
Thence South 02° 43’ 36” West 100.41 feet along the west line of said Lot 1; Thence South 23° 11’ 06” West 232.25 feet along the west line of said Lot 1;
Thence South 44° 43’ 55” West 97.74 feet along the west line of said Lot 1 to the east right of way line of 41st Street;
Thence 385.99 feet along the arc of a 2919.93 foot radius curve concave westerly (the chord of said curve bears North 14° 11’ 16” West 385.71 feet) along the east right of way line of 41st Street;
Thence North 18° 00’ 56” West 273.03 feet along the east right of way line of 41st Street to the point of beginning.
(For the purposes of this description the South line of Lot 3 C.W. Dye’s 2”a Addition is assumed to bear South 87°49’00” East.)

Facility Name: Muscatine Bickford Cottage

Lot 1 of Sterling Subdivision in the City of Muscatine, Muscatine County, Iowa, according to the plat thereof recorded as Document No. 1997-1518.

Facility Name: Omaha II Bickford Cottage

Lot 5, together with the West 30.0 feet of Lot 4, all in MERCY HEIGHTS REPLAT, an Addition to the City of Omaha, Douglas County, Nebraska.

Facility Name: Quincy Bickford Cottage

Part of the Northeast Quarter of Section 5, Township 2 South, Range 8 West of the Fourth Principal Meridian, Adams County, Illinois. Being more particularly described as follows: Commencing at the center of said Section 5; thence North 00 degrees 58 minutes 14 seconds East along the West line of the Northeast Quarter of said Section 5 a distance of 1585.06 feet; thence South 89 degrees 17 minutes 00 seconds East, 163.54 feet; thence North 03 degrees 28 minutes 01 seconds West, 50.10 feet to the true point of beginning; thence continuing North 03 degrees 28 minutes 01 seconds West, along the Easterly line of the Union Electric Property, 852.17 feet to the Southwest corner of Lot 5 in Cardinal Terrace Subdivision; thence North 86 degrees 32 minutes 01 seconds East along the South line of Lot 5 in Cardinal Terrace Subdivision, 187.56 feet to the Southeast corner of Lot 5; thence South 03 degrees 32 minutes 49 seconds East, along the West line of Cardinal Drive, 194.33 feet; thence South 88 degrees 38 minutes 04 seconds East, 230.78 feet to the East line of Cardinal Terrace Subdivision; thence South 02 degrees 26 minutes 38 seconds East, along the East line of the vacated Southerly portion of Cardinal Terrace Subdivision 678.17 feet to the North right of way line of Maine Street; thence (the following three courses are along the North right of way line of Maine Street) North 89 degrees 17 minutes 00 seconds West, 260.37 feet; thence North 00 degrees 43 minutes 00 seconds East, 10.00 feet; thence North 89 degrees 17 minutes 46 seconds West, 147.12 feet to the point of beginning.
ALSO DESCRIBED AS:
All that part of the Northeast Quarter of Section 5, in Township 2 South of the Base Line, in Range 8 West of the Fourth Principal Meridian, Adams County, Illinois, being more particularly bounded and described as follows, to wit: Beginning at a stone marking the Southwest corner of said Northeast Quarter, thence Northerly along the West line of said Northeast Quarter, 1585.55 feet, thence North 89 degrees 59 minutes East 160.67 feet, thence North 04 seconds 09 minutes West 40.01 feet to a steel rod set at the intersection of the Easterly line of right of way of the Union Electric Power Company’s right of way and the Northerly line of right of way of Maine Street, and the true point of beginning, thence from said true point of beginning; North 04 degrees 09 minutes West along said Easterly line 862.52 feet to a 1/4 inch iron pipe marking the Southwest corner of Lots of the Cardinal Terrace, a Subdivision of part of said Northeast

Quarter, thence North 85 degrees 52 minutes East along the Southerly line of said Lots a distance of 187.70 feet to a ‘/4 inch iron pipe marking the Southeast corner of said Lot 5, thence South 04 degrees 15 minutes East along the Easterly line of Lots 7 and 9, a distance of 194.20 feet to a ‘A inch iron pipe, thence South 89 degrees 19 minutes East 230.85 feet, to a inch steel rod, thence South 03 degrees 12 minutes East 678.50 feet, to a 5/8 inch steel rod on the Northerly line of right of way of Maine Street, thence South 89 degrees 59 minutes West along said North line 407.05 feet to point of beginning, inclusive of and being subject to easements and street in Cardinal Terrace as encompassed in the above description, all as shown by the Plat of Survey made by T. J. Berglind, Registered Illinois Land Surveyor, February, 1972, and revised July, 1973, and recorded in the Office of the Recorder of Deeds in and for Adams County, Illinois, in Book 13 of Plats at Page 885, to which reference is made for greater certainty.

Facility Name: Rockford Bickford House
Land in Winnebago County, Illinois, described as follows:
Lot One (1) as designated upon the Plat of Bickford House, being a resubdivision of part of Lot 12 and all of Lots 13, 14 and 15 as designated upon the Plat of Martin Hawkinson Company’s Mulford Heights Little Farms, being a subdivision of part of the East 1/2 of the Northeast Quarter (1/4) of Section 21, Township 44 North, Range 2 East of the Third Principal Meridian, the Plat of which resubdivision was recorded in Book 43 of Plat on Page 129 in the Recorder’s Office of Winnebago County, Illinois; situated in the County of Winnebago and State of Illinois.

Facility Name: Springfield Bickford House, L.L.C.
Lots 503, 504, 505 and the South 75 feet of Lot 506 of the NINTH PLAT situated in Area J of the Land Use Plan, Stage II, KOKE MILL EAST PLANNED UNIT DEVELOPMENT, Sangamon County, Springfield, Illinois.

Facility Name: Urbandale Bickford Cottage
Lot 10 in Sutton Place No. 1, an official plat, now included in and forming a part of the City of Urbandale, Polk County, Iowa, and recorded in Book W, Page 156 of the Polk County Recorder’s Office.

Exhibit B
Leases
1.Master Lease Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant.
2.    First Amendment to Master Lease Agreement dated September 30, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant.
3.    Second Amendment to Master Lease Agreement dated October 20, 2011, by and between Care YBE Subsidiary LLC and Bickford Master I, L.L.C., as Tenant.
4.    Tenant Security Agreement between Bickford Master I, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Care dated June 26, 2008.
5.    First Amendment to Tenant Security Agreement between Bickford Master I, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Care dated September 30, 2008.
6.    SubTenants Security Agreement between Ames Bickford Cottage, L.L.C., Bourbonnais Bickford House, L.L.C., Burlington Bickford Cottage, L.L.C., Crawfordsville Bickford Cottage, L.L.C., Lincoln Bickford Cottage, L.L.C., Marshalltown Bickford Cottage, L.L.C., Moline Bickford Cottage, L.L.C., Muscatine Bickford Cottage, L.L.C., Quincy Bickford Cottage, L.L.C., Rockford Bickford House, L.L.C., Springfield Bickford House, L.L.C., and Urbandale Bickford Cottage, L.L.C., as Grantors, and Care YBE Subsidiary LLC, as Care dated June 26, 2008.
7.    First Amendment to SubTenants Security Agreement between Ames Bickford Cottage, L.L.C., Bourbonnais Bickford House, L.L.C., Burlington Bickford Cottage, L.L.C., Crawfordsville Bickford Cottage, L.L.C., Lincoln Bickford Cottage, L.L.C., Marshalltown Bickford Cottage, L.L.C., Moline Bickford Cottage, L.L.C., Muscatine Bickford Cottage, L.L.C., Quincy Bickford Cottage, L.L.C., Rockford Bickford House, L.L.C., Springfield Bickford House, L.L.C., Urbandale Bickford Cottage, L.L.C., Ft. Dodge Bickford Cottage, L.L.C., and Omaha II Bickford Cottage, L.L.C., as Grantors, and Care YBE Subsidiary LLC, as Care dated September 30, 2008.
8.    Pledge Agreement between Eby Realty Group, L.L.C., as Pledgor, Care Investment Trust Inc., as Care, and Care YBE Subsidiary LLC, as Landlord dated June 26, 2008. [To be terminated at Closing pursuant to Section 8.2(l)(3) of the Agreement]

9.    First Amendment to Pledge Agreement between Eby Realty Group, L.L.C., as Pledgor, Care Investment Trust Inc., as Care, and Care YBE Subsidiary LLC, as Landlord dated September 30, 2008. [To be terminated at Closing pursuant to Section 8.2(l)(3) of the Agreement]
10.    Second Amendment to Pledge Agreement, dated as of June 10, 2011 by EBY Realty Group, L.L.C., Care Investment Trust Inc. and Care YBE Subsidiary LLC. [To be terminated at Closing pursuant to Section 8.2(l)(3) of the Agreement]
11.    SubTenants Guaranty of Lease between Ames Bickford Cottage, L.L.C., Bourbonnais Bickford House, L.L.C., Burlington Bickford Cottage, L.L.C., Crawfordsville Bickford Cottage, L.L.C., Lincoln Bickford Cottage, L.L.C., Marshalltown Bickford Cottage, L.L.C., Moline Bickford Cottage, L.L.C., Muscatine Bickford Cottage, L.L.C., Quincy Bickford Cottage, L.L.C., Rockford Bickford House, L.L.C., Springfield Bickford House, L.L.C., and Urbandale Bickford Cottage, L.L.C., as Grantors, and Care YBE Subsidiary LLC, as Landlord dated June 26, 2008.
12.    First Amendment to SubTenants Guaranty of Lease between Ames Bickford Cottage, L.L.C., Bourbonnais Bickford House, L.L.C., Burlington Bickford Cottage, L.L.C., Crawfordsville Bickford Cottage, L.L.C., Lincoln Bickford Cottage, L.L.C., Marshalltown Bickford Cottage, L.L.C., Moline Bickford Cottage, L.L.C., Muscatine Bickford Cottage, L.L.C., Quincy Bickford Cottage, L.L.C., Rockford Bickford House, L.L.C., Springfield Bickford House, L.L.C., Urbandale Bickford Cottage, L.L.C., Ft. Dodge Bickford Cottage, L.L.C., and Omaha II Bickford Cottage, L.L.C., as Guarantors, and Care YBE Subsidiary LLC, as Landlord dated September 30, 2008.
13.    Post Closing Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord and Bickford Master I, L.L.C., as Tenant.
14.    Post Closing Agreement dated September 30, 2008 between Care YBE Subsidiary LLC, as Landlord and Bickford Master I, L.L.C., as Tenant.
15.    Guaranty of Lease between Bickford Senior Living Group, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Landlord dated June 26, 2008.
16.    First Amendment to Guaranty of Lease between Bickford Senior Living Group, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Landlord dated September 30, 2008.
17.    Guaranty of Lease between Eby Realty Group, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Landlord dated June 26, 2008.

18.    First Amendment to Guaranty of Lease between Eby Realty Group, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Landlord dated September 30, 2008.
19.    Indemnity and Guaranty Agreement between EBY Realty Group, L.L.C. and Bickford Senior Living Group. L.L.C., as Indemnitors, in favor of Care YBE Subsidiary LLC dated June 26, 2008.
20.    First Amendment to Indemnity and Guaranty Agreement between EBY Realty Group, L.L.C. and Bickford Senior Living Group, L.L.C., as Indemnitors, in favor of Care YBE Subsidiary LLC dated September 30, 2008.
21.    Ames Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Subordination, Assignment and Security Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, Red Mortgage Capital, Inc., Bickford Master I, L.L.C., and Ames Bickford Cottage, L.L.C., recorded as Instrument No. 2008-00007770, Story County, Iowa;
b.    Memorandum of Lease dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant, recorded as Instrument No. 2008-00007774, Story County, Iowa;
c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Ames Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
d.    UCC Financing Statement between Ames Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Instrument No. 2008-00007776, Story County, Iowa;
e.    UCC Financing Statement between Ames Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No. 6504591, Kansas Secretary of State;
22.    Bourbonnais Bickford House, L.L.C. Facility Closing Documents:
a.    Subordination, Assignment and Security Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, Red Mortgage Capital, Inc., Bickford Master I, L.L.C., and Bourbonnais Bickford House, L.L.C., recorded as Instrument No. 200814695, Kankakee County, Illinois;

b.    Memorandum of Lease dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant, recorded as Instrument No. 200814699, Kankakee County, Illinois;
c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Bourbonnais Bickford House, L.L.C., as Assignor dated June 26, 2008;
d.    UCC Financing Statement between Bourbonnais Bickford House, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Instrument No. 200814701, Kankakee County, Illinois;
e.    UCC Financing Statement between Bourbonnais Bickford House, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No. 6504583, Kansas Secretary of State;
23.    Burlington Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Subordination, Assignment and Security Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, Red Mortgage Capital, Inc., Bickford Master I, L.L.C., and Burlington Bickford Cottage, L.L.C, recorded as Instrument No. 2008-003499, Des Moines County, Iowa;
b.    Memorandum of Lease dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant, recorded as Instrument No. 2008-003503, Des Moines County, Iowa;
c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Burlington Bickford Cottage, L.L.C, as Assignor dated June 26, 2008;
d.    UCC Financing Statement between Burlington Bickford Cottage, L.L.C, as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Instrument No. 2008-003505, Des Moines County, Iowa;
e.    UCC Financing Statement between Burlington Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No. 6504575, Kansas Secretary of State;
24.    Crawfordsville Bickford Cottage, L.L.C. Facility Closing Documents:

a.    Subordination, Assignment and Security Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, Red Mortgage Capital, Inc., Bickford Master I, L.L.C., and Crawfordsville Bickford Cottage, L.L.C., recorded as Instrument No. 200803836, Montgomery County, Indiana;
b.    Memorandum of Lease dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant, recorded as Instrument No. 200803837, Montgomery County, Indiana;
c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Crawfordsville Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
d.    UCC Financing Statement between Crawfordsville Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Instrument No. 77321, Montgomery County, Indiana;
e.    UCC Financing Statement between Crawfordsville Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No. 6504567, Kansas Secretary of State;
25.    Lincoln Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Subordination, Assignment and Security Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, Red Mortgage Capital, Inc., Bickford Master I, L.L.C., and Lincoln Bickford Cottage, L.L.C., recorded as Instrument No. 2008031375, Lancaster County, Nebraska;
b.    Memorandum of Lease dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant, recorded as Instrument No. 2008031379, Lancaster County, Nebraska;
c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Lincoln Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
d.    UCC Financing Statement between Lincoln Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Instrument No. 2008031381, Lancaster County, Nebraska;

e.    UCC Financing Statement between Lincoln Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No. 6504559, Kansas Secretary of State;
26.    Marshalltown Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Subordination, Assignment and Security Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, Red Mortgage Capital, Inc., Bickford Master I, L.L.C., and Marshalltown Bickford Cottage, L.L.C., recorded as Instrument No. 2008-00004260, Marshall County, Iowa;
b.    Memorandum of Lease dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant, recorded as Instrument No. 2008-00004264, Marshall County, Iowa;
c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Marshalltown Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
d.    UCC Financing Statement between Marshalltown Bickford Cottage, L.L.C. as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Instrument No. 2008-00004268, Marshall County, Iowa;
e.    UCC Financing Statement between Marshalltown Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No. 6504542, Kansas Secretary of State;
27.    Moline Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Subordination, Assignment and Security Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, Red Mortgage Capital, Inc., Bickford Master I, L.L.C., and Moline Bickford Cottage, L.L.C., recorded as Instrument No. 2008-14596, Rock Island County, Illinois;
b.    Memorandum of Lease dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant, recorded as Instrument No. 2008-14600, Rock Island County, Illinois;
c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Moline Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;

d.    UCC Financing Statement between Moline Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Instrument No. 2008-14602, Rock Island County, Illinois;
e.    UCC Financing Statement between Moline Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No. 6504534, Kansas Secretary of State;
28.    Muscatine Bickford Cottage, L.L.C. Facility Closing Documents;
a.    Subordination, Assignment and Security Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, Red Mortgage Capital, Inc., Bickford Master I, L.L.C., and Muscatine Bickford Cottage, L.L.C., recorded as Instrument No. 2008-04169, Muscatine County, Iowa;
b.    Memorandum of Lease dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant, recorded as Instrument No. 2008-04173, Muscatine County, Iowa;
c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Muscatine Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
d.    UCC Financing Statement between Muscatine Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Instrument No. 2008-04175, Muscatine County, Iowa;
e.    UCC Financing Statement between Muscatine Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No. 6504526, Kansas Secretary of State;
29.    Quincy Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Subordination, Assignment and Security Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, Red Mortgage Capital, Inc., Bickford Master I, L.L.C., and Quincy Bickford Cottage, L.L.C., recorded as Book 708 Page 7024, Adams County, Illinois;
b.    Memorandum of Lease dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant, recorded as Book 708 Page 7025, Adams County, Illinois;

c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Quincy Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
d.    UCC Financing Statement between Quincy Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Book U2008 Page 56, Adams County, Illinois;
e.    UCC Financing Statement between Quincy Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No. 6504518, Kansas Secretary of State;
30.    Rockford Bickford House, L.L.C. Facility Closing Documents:
a.    Subordination, Assignment and Security Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, Red Mortgage Capital, Inc., Bickford Master I, L.L.C., and Rockford Bickford House, L.L.C., recorded as Instrument No. 200800831634, Winnebago County, Illinois;
b.    Memorandum of Lease dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant, recorded as Instrument No. 200800831536, Winnebago County, Illinois;
c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Rockford Bickford House, L.L.C., as Assignor dated June 26, 2008;
d.    UCC Financing Statement between Rockford Bickford House, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Instrument No. 200800831540, Winnebago County, Illinois;
e.    UCC Financing Statement between Rockford Bickford House, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No, 6504500, Kansas Secretary of State;
31.    Springfield Bickford House, L.L.C. Facility Closing Documents:
a.    Subordination, Assignment and Security Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, Red Mortgage Capital, Inc., Bickford Master I, L.L.C., and Springfield Bickford House, L.L.C., recorded as Instrument No. 2008R25467, Sangamon County, Illinois;

b.    Memorandum of Lease dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant, recorded as Instrument No. 2008R25468, Sangamon County, Illinois;
c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Springfield Bickford House, L.L.C., as Assignor dated June 26, 2008;
d.    UCC Financing Statement between Springfield Bickford House, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Instrument No. 2008F00091, Sangamon County, Illinois;
e.    UCC Financing Statement between Springfield Bickford House, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No. 6504492, Kansas Secretary of State;
32.    Urbandale Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Subordination, Assignment and Security Agreement dated June 26, 2008 between Care YBE Subsidiary LLC, Red Mortgage Capital, Inc., Bickford Master I, L.L.C., and Urbandale Bickford Cottage, L.L.C., recorded in Book 12715 Page 567, Polk County, Iowa;
b.    Memorandum of Lease dated June 26, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant, recorded in Book 12715 Page 617, Polk County, Iowa;
c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Urbandale Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
d.    UCC Financing Statement between Urbandale Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed in Book 12715 Page 631, Polk County, Iowa;
e.    UCC Financing Statement between Urbandale Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No. 6504484, Kansas Secretary of State;
33.    Ft. Dodge Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Subordination Assignment and Security Agreement dated September 30, 2008 between Care YBE Subsidiary LLC, as Borrower, Red Mortgage Capital, Inc., as Lender,

Bickford Master I, L.L.C., as Tenant, and Ft. Dodge Bickford Cottage, L.L.C., as Subtenant, recorded as Instrument No. 2008-05948, Webster County, Iowa.
b.    Memorandum of Master Lease Agreement dated September 30, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I, L.L.C., as Tenant, recorded as Instrument No. 2008-05951, Webster County, Iowa.
c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Ft. Dodge Bickford Cottage, L.L.C., as Assignor dated September 30, 2008.
d.    UCC Financing Statement between Ft. Dodge Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Instrument No. 2008-05953, Webster County, Iowa.
e.    UCC Financing Statement between Ft. Dodge Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No. 6533525, Kansas Secretary of State.
34.    Omaha II Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Subordination Assignment and Security Agreement dated September 30, 2008 between Care YBE Subsidiary LLC, as Borrower, Red Mortgage Capital, Inc., as Lender, Bickford Master I, L.L.C., as Tenant, and Omaha II Bickford Cottage, L.L.C., as Subtenant, recorded as Instrument No. 2008097981, Douglas County, Nebraska.
b.    Memorandum of Master Lease Agreement dated September 30, 2008 between Care YBE Subsidiary LLC, as Landlord, and Bickford Master I., L.L.C., as Tenant, recorded as Instrument No. 2008097984, Douglas County, Nebraska.
c.    Assignment and Subordination of Management Agreement between Bickford Senior Living Group, as Manager, Care YBE Subsidiary LLC, as Assignee, and Omaha II Bickford Cottage, L.L.C., as Assignor dated September 30, 2008.
d.    UCC Financing Statement between Omaha II Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Instrument No. 2008097986, Douglas County, Nebraska.
e.    UCC Financing Statement between Omaha II Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as File No. 6533517, Kansas Secretary of State.

Wabash Bickford Cottage, L.L.C. Documents:

35.    Assignment of Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated June 23, 2008 between Care Investment Trust Inc., as Assignor, and Care YBE Subsidiary LLC, as Assignee, filed as Instrument No. 2008R403560.
36.    Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated June 26, 2008 between Wabash Bickford Cottage, L.L.C., as Mortgagor, and Care YBE Subsidiary LLC, as Mortgagee, filed as Instrument No. 2008R403561.
37.    First Amendment to Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated October 17, 2008 between Wabash Bickford Cottage, L.L.C., as Mortgagor, and Care YBE Subsidiary LLC, as Mortgagee, for the Wabash Facility.
38.    UCC Financing Statement between Wabash Bickford Cottage, L.L.C., as Debtor, and Care YBE Subsidiary LLC, as Secured Party, filed as Instrument No. 2008U1004.
39.    UCC Assignment from Care Investment Trust Inc., as Assignor, and Care YBE Subsidiary LLC, as Assignee, filed as Instrument No. 2008U1005.
40.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Urbandale Bickford Cottage, L.L.C. property.
41.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Springfield Bickford House, L.L.C. property.
42.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Rockford Bickford House, L.L.C. property.
43.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Quincy Bickford Cottage, L.L.C. property.
44.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Omaha II Bickford Cottage, L.L.C. property.

45.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Muscatine Bickford Cottage, L.L.C. property.
46.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Moline Bickford Cottage, L.L.C. property.
47.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Marshalltown Bickford Cottage, L.L.C. property.
48.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Lincoln Bickford Cottage, L.L.C. property.
49.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Ft. Dodge Bickford Cottage, L.L.C. property.
50.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Crawfordsville Bickford Cottage, L.L.C. property.
51.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Burlington Bickford Cottage, L.L.C. property.
52.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Bourbonnaise Bickford House, L.L.C. property.
53.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 relating to the Ames Bickford Cottage, L.L.C. property.
54.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 (Reserve Account).
55.    Deposit Account Control Agreement among Care YBE Subsidiary LLC, Bickford Master I, L.L.C. and Bank of the West, dated as of February 1, 2011 (Concentration Account).

EXHIBIT C
(Definitions)

When used in this Agreement, the following terms shall have the meanings assigned to them in this Exhibit.
“Accounts Receivable” means: (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.
“Asset” means any real, personal, mixed, tangible or intangible property of any nature including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property (including the Leased Real Property), Software, Contract Rights, Intellectual Property Rights and goodwill, and claims, causes of action and other legal rights and remedies.
“Authorization” means any registration, notification, grant, authorization, approval, consent, certificate, waiver, order, right, privilege, license, permit or franchise of any nature, granted, issued, approved or allowed by any Governmental Entity or pursuant to any Law.
“Benefit Plan” means (a) any “employee benefit plan” as defined in ERISA Section 3(3) (whether or not subject to ERISA), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, (iv) Multiemployer Plan, or (v) Employee Welfare Benefit Plan or (b) stock purchase, stock option, equity compensation, severance pay, employment, compensation, change in control, vacation pay, fringe benefit, cafeteria, disability, company awards, salary continuation, sick leave, leave of absence, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, or whether for the benefit of a single individual or more than one individual.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Olathe, Kansas are authorized or required by Law to close.

“Cash Asset” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Activities” means the ownership and leasing of the Properties by the Company.
“Consent” means any consent, waiver or other approval or action that is required in connection with the transactions contemplated hereby under any Contract to which the Company or any of its Affiliates is a party.
“Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, collective bargaining agreements, options or warrants.
“Contract Right” means any right, power or remedy of any nature under any Contract including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.
“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) means (a) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security, and (c) when used with respect to any item of Intellectual Property, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property.
“Copyrights” means: (a) all copyrights (including copyrights in any package inserts, marketing or promotional materials, documentation, websites, Labeling or other text provided to prescribers or consumers), whether registered or unregistered throughout the world; (b) any registrations, applications and mask works therefor; (c) works of any type of authorship and (whether published or unpublished) and rights to databases of any kind under the applicable

Laws of any jurisdiction; (d) all rights and priorities afforded under any international treaty, convention or the like; (e) all extensions and renewals thereof; (f) the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees), and proceeds of suit; and (g) any rights similar to the foregoing in any country, including moral rights.
“Encumbrances” means all Liens, easements, plats, covenants, restrictions, reservations, licenses, leases, subleases, encumbrances and other title matters.
“Environment” means all indoor or outdoor air, surface water, groundwater, surface or subsurface land, including all fish, wildlife, biota and all other natural resources.
“Environmental Action” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Person (including any Governmental Entity, private person or citizens’ group) based upon, alleging, asserting or claiming any actual or potential (a) violation of or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines or penalties arising out of, based on, resulting from or related to the presence, Release or threatened Release of, or any exposure of any Person to any Hazardous Substances at any location, including any off site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment or disposal.
“Environmental Law” means any and all civil and criminal Laws, Environmental Permits, policies, guidance documents, decrees, injunctions or agreements with any Governmental Entity, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of, or exposure of any Person to, Hazardous Substances, including: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq; the Hazardous Material Transportation Act 49 U.S.C.§ 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution

Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time.
“Environmental Permit” means any Authorization required or issued by any Governmental Entity under or in connection with any Environmental Law, including any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeals has expired and is not subject to further review or modification, (b) a closing agreement entered into under Section 7121 of the Code or any other settlement or other agreement entered into in connection with an administrative or judicial proceeding, (c) execution of an Internal Revenue Service Form 870 AD, or (d) the expiration of the time for instituting suit with respect to a claimed deficiency.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.
“Hazardous Substances” means petroleum, petroleum hydrocarbons, petroleum products or petroleum by products, radioactive materials, asbestos or asbestos containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration (a) which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous materials”, “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “pollutants”, “regulated substances”, “solid wastes”, or “contaminants” or words of similar import under any Environmental Law, or (b) which are otherwise regulated under or for which liability can be imposed under Environmental Law.
“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities; and (g) any guaranty of any of the foregoing.
“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.
“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
“Intellectual Property” means Patents, Know-How, Copyrights, Trademarks, Software, graphics, other works of authorship, whether or not protected by Copyright, or other intangible asset of any nature, whether in use, held under development or design, inactive, owned, sold, distributed, marketed, maintained, supported, licensed by or licensed to or with respect to which rights are granted to, a Person, whether arising under statutory or common law in any jurisdiction or otherwise.
“Intellectual Property Rights” means all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property in any country of the world (in all media, now existing or created in the future, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected.
“Knowledge” of Seller or any similar phrase means, with respect to any fact or matter, the actual knowledge of Torey Riso or any other employees of Seller, without inquiry or investigation other than the inquiry or investigation that a prudent person would use to examine a written notice received from a third party.
“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.
“Leases” means the third party leases between the Company and the Tenants in connection with the Properties, and all documents and agreements related thereto, all as described on Exhibit B attached hereto and made a part hereof.
“Lien” means any lien, security interest, pledge, right of first refusal, mortgage, assignment or other similar encumbrance, as security for an obligation.
“Managers” shall mean any manager of the Properties.

“Manufacture” and “Manufacturing” means, with respect to a product, biologic or compound, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product, biologic or compound.
“Material Contract” means every contract of the Company not made in the Company’s ordinary course of business. If the contract is such as ordinarily accompanies the kind of business conducted by the Company, it will be deemed to have been made in the ordinary course of business unless it falls within one or more of the following categories, in which case it shall be considered material:

(A)	Any contract upon which the Company’s business is substantially dependent;

(B)	Any lease under which a part of the Properties is held by the Company; or

(C)	Any loan document to which the Company is a party including any lien, security interest, mortgage or similar security agreement related thereto.
“Membership Interests” has the meaning set forth in the Recital.
“Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.
“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.
“Organizational Documents” means, with respect to any entity, the articles of incorporation, the certificate or articles of organization or formation, by laws, limited liability company, operating or formation agreement or other similar organizational, constitutive or governing documents of such entity (in each case, as amended).
“Permitted Encumbrances” means (a) all Permitted Liens, ( b) all Leases and other lease documentation executed in connection with the Leases, (c) all easements, plats, covenants, restrictions, reservations, licenses, leases, subleases, encumbrances and other title matters existing at the time the Company acquired fee simple title to each of the Properties, (d) all easements, plats, covenants, restrictions, reservations, licenses, leases, subleases, encumbrances and other title matters created or caused by the Tenant Parties, and (e) all easements, plats, covenants, restrictions, reservations, licenses, leases, subleases, encumbrances and other title matters executed or created by the Company at the request of the Tenant Parties or with the consent or approval of the Tenant Parties and (f) all matters that would be shown by a true and accurate survey of the subject property.
“Permitted Liens” means (a) Liens for current real or personal property Taxes not yet due and payable, (b) workers’, carriers’ and mechanics’ or other like liens incurred as a result of construction, work or other acts or omissions of the Tenant Parties, and (c) Liens that are directly related to the Fannie Loan.
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.
“Proceeding” means any demand, claim, suit, action, litigation, investigation, notice of violation, charge, grievance, audit, arbitration, administrative hearing or other proceeding of any nature.
“Properties” means the real property Assets owned by the Company and leased to the Tenants as described on Exhibit A attached hereto and made a part hereof.
“Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto including easements, covenants, water rights, sewer rights and utility rights.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances.
“Software” means any and all computer programs, operating systems, applications, firmware, middleware or software of any nature, whether operational, under development or inactive, including all object code, source code, comment code, algorithms, menu structures and arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, specifications, technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases necessary or appropriate to operate any such computer programs, operating systems, applications, firmware, middleware, or software.
“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships,

the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the directors, managers or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party or any one or more of its Subsidiaries or both.
“Subtenants” means any subtenants of the Properties.
“Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.
“Tax” or “Taxes” means any taxes of any kind, including those measured on, measured by or referred to as ad valorem, alternative or add-on minimum, capital, capital gains, customs duties or similar, employment, escheat, unclaimed property, environmental, excise, fees or levies, franchise, goods and services, gross receipts, net or gross income, license, occupation, premium, payroll, privilege, profits, property, sales, severance, social, stamp, transfer, use, value added, windfall profits taxes, withholding, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.
“Tax Claim” means any claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of a Tax Indemnitee or Seller under this Agreement.
“Tax Indemnitee” means Buyer and its Subsidiaries and Affiliates (including, following the Closing, the Company and its Subsidiaries).
“Tax Return” means any return, declaration, claim for refund, form, statement, report, schedule, information return or similar statement or document, and any amendment thereto (including any related or supporting information or schedule attached thereto) required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or Taxes.
“Taxing Authority” means any U.S. federal, state, local or foreign government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
“Tenants” shall mean the tenants under the Leases.

“Trademark” means: (a) any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trademark registration, trademark application, service mark, service mark registration, service mark application, trade dress, brand mark, trade name, brand name, corporate name, domain name, fictitious name, logo, symbol or slogan; (b) all registrations and applications for any of the foregoing; and (c) all goodwill, rights and priorities connected with the foregoing afforded under Law.
“Transfer Taxes” means all transfer, documentary, sales, use, registration, recording, stamp, value added and other such Taxes (including all applicable real estate transfer taxes, but excluding any taxes based on or attributable to income or gains) and related fees (including notarial fees, withholding taxes and any penalties, interest and additions to tax).

Exhibit D
Opinion - Seller's Counsel

The following opinions, subject to customary qualifications and on the assumption that Tennessee law and Kansas law are the same:

1.The Membership Interest Purchase Agreement, Assignment of Membership Interest Agreement, Termination of Option Agreement, Termination of Pledge Agreement and Seller's Releases (the “Transaction Documents”) are enforceable against the Seller.
2.The Acquired Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full limited liability company power and authority to own its properties and to engage in its business as presently conducted or contemplated, and is duly qualified and in good standing as a foreign limited liability company under the laws of each other jurisdiction where required to do so.
3.Neither the execution and delivery of the Agreement nor the consummation of the transaction (the “Transaction”) evidenced by the Transaction Documents (a) breaches or constitutes a default under any agreement or commitment to which Seller is party, (b) violates any provision of the Certificate of Formation or Operating Agreement of the Seller, or (c) violates any statute, law, regulation or rule, or any judgment, decree or order of any court or other governmental body applicable to Seller.
4.No consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required in connection with the execution, delivery and performance of the Membership Interest Purchase Agreement or the consummation of the Transaction by Seller.
We hereby confirm to you that there is no proceeding by or before any court or governmental body pending or to our knowledge, overtly threatened in writing, against the Acquired Company or that questions or challenges the validity of any action taken or to be taken by Seller under the Membership Interest Purchase Agreement.

Schedule 2.2
List of Seller Documents

The Fannie Loan Documents

Schedule 3.1(c)
Information Regarding Company

For the Company:

(i)    exact legal name: CARE YBE SUBSIDIARY LLC

(ii)    business form:     limited liability company
jurisdiction: Delaware
date of formation: May 9, 2008

(iii)    federal employer identification number: 26-2707189

(iv)    headquarters address, telephone number and facsimile number:

780 Third Avenue, 21st Floor
New York, New York 10017
Telephone: 212-446-1410
Facsimile: 212-446-1409

(v)    members, managers and officers, indicating all current title(s) of each individual:

Sole Member: Care Investment Trust Inc.
Managers: None
Officers: Torey Riso-President and Chief Executive Officer
Michael S. Goldberg-Vice President

(vi)    registered agent and/or office in its jurisdiction of formation (if applicable):

National Corporate Research

(vii)
all foreign jurisdictions in which the Company is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable): Illinois, Indiana, Iowa, Nebraska- Registered Agent for each location is with National Corporate Research

(viii)	all fictitious, assumed or other names of any type that are registered or used by the Company or under which it has done business at any time since such Company’s date of formation: None

(ix)	any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation: None

Schedule 3.4
Escrow Account Balances as of May 31, 2013

Loan No.:    27-0004026

Tax Escrow:                $474,687.85

Replacement Reserve Escrow:    $404,824.65

Loan No.:    27-0004139

Tax Escrow:                $25,257.41

Replacement Reserve Escrow:    $61,253.31

Schedule 3.5
Excluded Assets

All cash, all bank accounts and all receivables owned by the Company

Schedule 3.8
Exceptions to Tax Representations

None

Schedule 3.8(e)
Tax Returns

(i)	All state and local income Tax Returns filed by the Company for taxable periods ended on or after the year ended 2010: None

(ii)    All Tax Returns that have been audited: None

(iii)    All Tax Returns that currently are the subject of audit: None

Schedule 3.15
Material Contracts
(other than Leases, Permitted Encumbrances or Fannie Loan Documents)

1.    Purchase and Sale Contract:
a.    Purchase and Sale Contract dated May 14, 2008 between Care YBE Subsidiary, LLC, as Buyer, and Ames Bickford Cottage, L.L.C., Bourbonnais Bickford House, L.L.C., Burlington Bickford Cottage, L.L.C., Crawfordsville Bickford Cottage, L.L.C., Lincoln Bickford Cottage, L.L.C., Marshalltown Bickford Cottage, L.L.C., Moline Bickford Cottage, L.L.C., Muscatine Bickford Cottage, L.L.C., Quincy Bickford Cottage, L.L.C., Rockford Bickford House, L.L.C., Springfield Bickford House, L.L.C., and Urbandale Bickford Cottage, L.L.C., as Sellers;
b.    First Amendment to Purchase and Sale Contract dated May 29, 2008; and
c.    Second Amendment to Purchase and Sale Contract dated June 24, 2008.
2.    Purchase and Sale Contract dated September 30, 2008 between Care YBE Subsidiary, LLC, as Buyer, and Ft. Dodge Bickford Cottage, L.L.C. and Omaha II Bickford Cottage, L.L.C., as Sellers
3.    Earn Out Agreement between Care YBE Subsidiary, LLC, as Buyer, Ames Bickford Cottage, L.L.C., Bourbonnais Bickford House, L.L.C., Burlington Bickford Cottage, L.L.C., Crawfordsville Bickford Cottage, L.L.C., Lincoln Bickford Cottage, L.L.C., Marshalltown Bickford Cottage, L.L.C., Moline Bickford Cottage, L.L.C., Muscatine Bickford Cottage, L.L.C„ Quincy Bickford Cottage, L.L.C., Rockford Bickford House, L.L.C., Springfield Bickford House, L.L.C., and Urbandale Bickford Cottage, L.L.C., as Sellers, Bickford Master I, L.L.C., as Tenant, Bickford Senior Living Group, L.L.C., as Manager and Eby Realty Group, L.L.C., as Eby dated June 26, 2008.
4.    First Amendment to Earn Out Agreement between Care YBE Subsidiary, LLC, as Buyer, Ames Bickford Cottage, L.L.C., Bourbonnais Bickford House, L.L.C., Burlington Bickford Cottage, L.L.C., Crawfordsville Bickford Cottage, L.L.C., Lincoln Bickford Cottage, L.L.C., Marshalltown Bickford Cottage, L.L.C., Moline Bickford Cottage, L.L.C., Muscatine Bickford Cottage, L.L.C., Quincy Bickford Cottage, L.L.C., Rockford Bickford House, L.L.C., Springfield Bickford House, L.L.C., Urbandale Bickford Cottage, L.L.C., Ft. Dodge Bickford Cottage, L.L.C., and Omaha II Bickford Cottage, L.L.C., as Sellers, Bickford Master I, L.L.C.,

as Tenant, Bickford Senior Living Group, L.L.C., as Manager, and Eby Realty Group, L.L.C., as Eby dated September 30, 2008.
5.    Ames Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Special Warranty Deed dated June 26, 2008 between Ames Bickford Cottage, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded as Instrument No. 2008-00007767, Story County, Iowa;
b.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Ames Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
c.    Bill of Sale between Ames Bickford Cottage, L.L.C., as Seller and Care YBE Subsidiary LLC, as Buyer dated June 26, 2008;
6.    Bourbonnais Bickford House, L.L.C. Facility Closing Documents:
a.    Special Warranty Deed dated June 26, 2008 between Bourbonnais Bickford House, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded as Instrument No. 200814692, Kankakee County, Illinois;
b.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Bourbonnais Bickford House, L.L.C., as Assignor dated June 26, 2008;
c.    Bill of Sale between Bourbonnais Bickford House, L.L.C., as Seller and Care YBE Subsidiary LLC, as Buyer dated June 26, 2008;
7.    Burlington Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Special Warranty Deed dated June 26, 2008 between Burlington Bickford Cottage, L.L.C, as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded as Instrument No. 2008-003496, Des Moines County, Iowa;
b.    Real Estate Ground Water Hazard Statement;
c.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Burlington Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
d.    Bill of Sale between Burlington Bickford Cottage, L.L.C., as Seller and Care YBE Subsidiary LLC, as Buyer dated June 26, 2008;
8.    Crawfordsville Bickford Cottage, L.L.C. Facility Closing Documents:

a.    Special Warranty Deed dated June 26, 2008 between Crawfordsville Bickford Cottage, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded as Instrument No. 200803833, Montgomery County, Indiana;
b.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Crawfordsville Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
c.    Bill of Sale between Crawfordsville Bickford Cottage, L.L.C., as Seller and Care YBE Subsidiary LLC, as Buyer dated June 26, 2008;
9.    Lincoln Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Special Warranty Deed dated June 26, 2008 between Lincoln Bickford Cottage, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded as Instrument No. 2008031372, Lancaster County, Nebraska;
b.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Lincoln Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
c.    Bill of Sale between Lincoln Bickford Cottage, L.L.C., as Seller and Care YBE Subsidiary LLC, as Buyer dated June 26, 2008;
10.    Marshalltown Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Special Warranty Deed dated June 26, 2008 between Marshalltown Bickford Cottage, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded as Instrument No. 2008-00004256, Marshall County, Iowa;
b.    Real Estate Transfer — Groundwater Hazard Statement filed as Instrument No. 2008-00004257;
c.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Marshalltown Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
d.    Bill of Sale between Marshalltown Bickford Cottage, L.L.C., as Seller and Care YBE Subsidiary LLC, as Buyer dated June 26, 2008;
11.    Moline Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Special Warranty Deed dated June 26, 2008 between Moline Bickford Cottage, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded as Instrument No. 2008-14593, Rock Island County, Illinois;

b.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Moline Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
c.    Bill of Sale between Moline Bickford Cottage, L.L.C., as Seller and Care YBE Subsidiary LLC, as Buyer dated June 26, 2008;
12.    Muscatine Bickford Cottage, L.L.C. Facility Closing Documents;
a.    Special Warranty Deed dated June 26, 2008 between Muscatine Bickford Cottage, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded as Instrument No. 2008-04166, Muscatine County, Iowa;
b.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Muscatine Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
c.    Bill of Sale between Muscatine Bickford Cottage, L.L.C., as Seller and Care YBE Subsidiary LLC, as Buyer dated June 26, 2008;
13.    Quincy Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Special Warranty Deed dated June 26, 2008 between Quincy Bickford Cottage, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded as Book 708 Page 7021, Adams County, Illinois;
b.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Quincy Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
c.    Bill of Sale between Quincy Bickford Cottage, L.L.C., as Seller and Care YBE Subsidiary LLC, as Buyer dated June 26, 2008;
14.    Rockford Bickford House, L.L.C. Facility Closing Documents:
a.    Special Warranty Deed dated June 26, 2008 between Rockford Bickford House, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded as Instrument No. 200800831531, Winnebago County, Illinois;
b.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Rockford Bickford House, L.L.C., as Assignor dated June 26, 2008;
c.    Bill of Sale between Rockford Bickford House, L.L.C., as Seller and Care YBE Subsidiary LLC, as Buyer dated June 26, 2008;
15.    Springfield Bickford House, L.L.C. Facility Closing Documents:

a.    Special Warranty Deed dated June 26, 2008 between Springfield Bickford House, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded as Instrument No. 2008R25464, Sangamon County, Illinois;
b.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Springfield Bickford House, L.L.C., as Assignor dated June 26, 2008;
c.    Bill of Sale between Springfield Bickford House, L.L.C., as Seller and Care YBE Subsidiary LLC, as Buyer dated June 26, 2008;
16.    Urbandale Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Special Warranty Deed dated June 26, 2008 between Urbandale Bickford Cottage, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded in Book 12715 Page 483, Polk County, Iowa;
b.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Urbandale Bickford Cottage, L.L.C., as Assignor dated June 26, 2008;
c.    Bill of Sale between Urbandale Bickford Cottage, L.L.C., as Seller and Care YBE Subsidiary LLC, as Buyer dated June 26, 2008;
17.    Ft. Dodge Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Special Warranty Deed dated September 30, 2008 between Ft. Dodge, Bickford Cottage, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded as Instrument No. 2008-05944, Webster County, Iowa.
b.    Real Estate Transfer Declaration of Value (Iowa) Form.
c.    Iowa Ground Water Hazard Statement
d.    Warranty Bill of Sale from Ft. Dodge Bickford Cottage, L.L.C. dated September 30, 2008.
e.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Ft. Dodge Bickford Cottage, L.L.C., as Assignor dated September 30, 2008.
18.    Omaha II Bickford Cottage, L.L.C. Facility Closing Documents:
a.    Special Warranty Deed dated September 30, 2008 between Omaha II Bickford Cottage, L.L.C., as Grantor, and Care YBE Subsidiary LLC, as Grantee, recorded as Instrument No. 2008097977, Douglas County, Nebraska.

b.    Warranty Bill of Sale from Omaha II Bickford Cottage, L.L.C. dated September 30, 2008.
c.    Assignment of Intangible Property between Care YBE Subsidiary LLC, as Assignee, and Omaha II Bickford Cottage, L.L.C., as Assignor dated September 30, 2008.

Schedule 8.2(h)
Buyer’s Conditions (Contracts Requiring Consent/Approval)

None